UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549


                   POST-EFFECTIVE AMENDMENT NO. 1 TO FORM SB-2
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933


                     SUMMIT ENVIRONMENTAL CORPORATION, INC.
                 (Name of small business issuer in its charter)


                         Commission File No. 333-115427


--------------------------------------------------------------------------------
       Texas                           42269                   73-1537206
 (State of incorporation)      (Primary SIC number)       (IRS Employer ID No.)
--------------------------------------------------------------------------------

        133 East Tyler Street, Longview, TX 75601 Telephone 800-522-7841
        ----------------------------------------------------------------
         (Address and telephone number of principal executive offices)

        133 East Tyler Street, Longview, TX 75601 Telephone 800-522-7841
        ----------------------------------------------------------------
       (Address of principal place of business or intended principal place of business)

 Keith Parker, 133 East Tyler Street, Longview, TX 75601 Telephone 800-522-7841
 ------------------------------------------------------------------------------
           (Name, address and telephone number of agent for service)

                                   Copies to:
             Thomas J. Kenan, Esq., Fuller, Tubb, Pomeroy & Stokes
                     201 Robert S. Kerr Avenue, Suite 1000
                            Oklahoma City, OK 73102

Approximate date of proposed sale to the public: As soon as practicable after the Registration Statement becomes effective.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. [ ]

                        CALCULATION OF REGISTRATION FEE

--------------------------------------------------------------------------------

 Title of each
     class                        Proposed         Proposed
 of securities   Dollar amount     maximum          maximum      Amount of
     to be           to be      offering price     aggregate    registration
   registered     registered      per unit      offering price      fee
--------------------------------------------------------------------------------

Common Stock      $2,330,471      $0.59(1)      $2,330,471(1)  $295.27(1)

--------------------------------------------------------------------------------

Shares of Common
Stock Underlying
Stock Purchase
Warrants          $2,476,673      $0.59(2)      $2,476,673(2)  $313.80(2)

--------------------------------------------------------------------------------

(1) These 3,949,950 shares are to be offered by 65 selling shareholders from time to time at fluctuating market prices. The registration fee for these shares is based on the average of a bid price of $0.57 and an ask price of $0.61 on May 6, 2004 on the OTC Bulletin Board. Reg. 230.457(c).

(2) These 4,197,750 shares that underlie common stock purchase warrants are to be offered by 74 selling security holders from time to time at fluctuating market prices. The registration fee for these shares is based on the average of a bid price of $0.57 and an ask price of $0.61 on May 6, 2004 on the OTC Bulletin Board. Reg. 230.457(c). Reg. 230.457(c) is used for calculating the amount of registration fee, as it produces a higher number than calculating the fee based on the exercise price of the warrants. Reg. 230.457(g)(2).

      The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission acting pursuant to said section 8(a) may determine.

                                                                      PROSPECTUS

                     SUMMIT ENVIRONMENTAL CORPORATION, INC.

                        3,949,950 SHARES OF COMMON STOCK

      3,949,950 shares of Common Stock are being offered by 65 selling security holders. None of the proceeds of sale will go to the company. All proceeds will go to the selling security holders and for the payment of their brokerage commissions.

      The selling security holders will offer the 3,949,950 shares from time to time in the over-the-counter market through brokers at fluctuating market prices.

                           _________________________

              Our Common Stock trades on the OTC Bulletin Board.
                         Its trading symbol is "SEVT".
                           _________________________






THE PURCHASE OF THESE SHARES INVOLVES   Neither the Securities and Exchange
A HIGH DEGREE OF RISK.  SEE "RISK       Commission nor any state securities
FACTORS," BEGINNING ON PAGE 1.          commission has approved or
                                        disapproved these securities or
                                        determined if this offering memorandum
                                        is truthful or complete. Any
                                        representation to the contrary is a
                                        criminal offense.


                     SUMMIT ENVIRONMENTAL CORPORATION, INC.
                             133 East Tyler Street
                               Longview, TX 75601
                             Telephone 800-522-7841


                                  June __, 2004

                               TABLE OF CONTENTS

                                                                            Page

Summary                                                                       1

Risk Factors
1
      1.    We have no history of profitable operations. 1
      2.    It is likely that trading in our stock will be volatile
            and limited.                                                      2
      3.    We engage in a significant amount of transactions with
            companies that are affiliated with us.                            2
      4.    Our success may depend on our ability to retain key personnel.    2
      5.    Should a change in management seem necessary, it will
            be difficult for the non-management shareholders to do this.      3
      6.    We do not intend to pay dividends.                                3
      7.    We indemnify most acts of our officers and directors.             3

Use of Proceeds                                                               3

Determination of Offering Price                                               3

The Selling Security Holders                                                  3


Plan of Distribution                                                          5

Legal Proceedings                                                             6


Directors, Executive Officers, Promoters and Control Persons                  6



Security Ownership of Certain Beneficial Owners and Management                9


Description of Securities                                                     10
      Common Stock                                                            10
            Voting Rights                                                     10
            Dividend Rights                                                   10
            Liquidation Rights                                                10
            Preemptive Rights                                                 10

            Registrar and Transfer Agent                                      10
            Dissenters' Rights                                                10
      Preferred Stock                                                         10
      Common Stock Purchase Warrants                                          11


Interest of Named Experts and Counsel                                         11

Indemnification                                                               11

Description of Business                                                       12
      Business Development                                                    12
            Principal Products                                                13
            Distribution Methods                                              16
            Competition                                                       16

            Raw Materials and Suppliers                                       16
            Dependence on Major Customers                                     16
            Patents, Trademarks and Licenses                                  16
            Government Approval of Principal Products                         17
            Seasonality                                                       17
            Research and Development                                          17
            Environmental Controls                                            18
            Number of Employees                                               18

Management's Discussion and Analysis or Plan of Operation                     18

      Overview                                                                18
      Results of Operations                                                   21
      Sales                                                                   21
      Gross Margin                                                            21
      Operating Expenses                                                      21
      Net Loss                                                                21
      Liquidity and Capital Resources                                         22
      Interim Results of Operations - First Quarter of 2004 Compared
            to First Quarter of 2003                                          22
      Outlook                                                                 22

Description of Properties                                                     26

Certain Relationships and Related Transactions                                26

      Parents of the Company                                                  27

Market for Common Equity and Related Stockholder Matters                      27
      Holders                                                                 27
      Dividends                                                               27
      Recent Sales of Unregistered Securities                                 27

Penny Stock Regulations                                                       28

Executive Compensation                                                        30
      Stock Options                                                           30
      Directors                                                               30
      Employment Contracts                                                    30

Changes in and Disagreements with Accountants on Accounting
and Financial Disclosure                                                      31

Reports to Security Holders                                                   31

Legal Matters                                                                 31

Financial Statements                                                          31

                                    SUMMARY

      THE COMPANY. Our company, Summit Environmental Corporation, Inc., markets products manufactured for us by unaffiliated companies. We either own the patent and other intellectual property rights to our products, or we have licenses from the owners of the intellectual property rights to our products.

      Our principal product is a non-toxic, biodegradable fire suppressant, called FIREPOWER 911TM or FLAMEOUT(R), depending on the strength of certain of the active ingredients in the product and on the intended usage of the fire suppressant.

      We also market several industrial cleaners, the principal one being ULTIMATE CLEAN 668TM, a non-toxic, biodegradable turbine cleaner for use on jet engines.

      We have directed our efforts since December 1997:

      o     to organizing and financing our company,

      o to clearing our products with governmental regulatory authorities and listing them with Underwriter Laboratories,

      o to entering into strategic alliances with other marketing companies and into product approval contracts with retailers, and

      o     to obtaining inventories of our products.

We are now poised to commence selling our products in significant commercial quantities. We believe our products are superior to those of our competitors and will be accepted by consumers of these types of products.

                                  RISK FACTORS

      The following principal factors make the offering described herein speculative and one of high risk. An investment in the shares offered herein should not be made by persons who cannot afford the loss of their entire investment.

      1.    WE HAVE NO HISTORY OF PROFITABLE OPERATIONS.

            Our company is a development stage corporation. It was organized in late 1997 and is not yet operating at a profit. There can be, and is, no assurance that profitable operations can be achieved or, if achieved, maintained.

      2.    IT IS LIKELY THAT TRADING IN OUR STOCK WILL BE VOLATILE AND LIMITED.

            Our common stock is listed on the OTC Bulletin Board. It currently trades at less than $5 a share, which makes it a so-called "penny stock." This subjects broker-dealer firms to certain restrictions and a strict regimen if they recommend the stock to certain of their customers. Because of these restrictions, trading in the stock is likely inhibited and a shareholder's ability to resell the stock in the stock market could be limited, which itself could tend to further inhibit the creation of market interest in the stock and act as a depressant on its price in the stock market. See "Penny Stock Regulations."

      3. WE ENGAGE IN A SIGNIFICANT AMOUNT OF TRANSACTIONS WITH COMPANIES THAT ARE AFFILIATED WITH US.

            We are affiliated with Moonlighting Distribution Corporation ("Moonlighting"), a Longview, Texas corporation under the control and 52.5 percent ownership of B. Keith Parker and his spouse, Paula Parker, who are officers and directors of our company.

            We acquired our distribution rights to our FIREPOWER 911TM, FLAMEOUT(R), STRESSEXTM, PANNACHE and TRIM-AWAYTM products from Moonlighting in exchange for $30,000 and 350,000 shares of our common stock. We pay to Moonlighting a royalty of $0.35 for each one-liter can of FIREPOWER 911TM, $0.50 for each 16-ounces of FIREPOWER 911TM and $0.50 for each gallon of FLAMEOUT(R). We buy our STRESSEXTM, PANNACHE and TRIM-AWAYTM products from Moonlighting (which does not itself manufacture these products). Moonlighting receives a 9 percent royalty on the lowest wholesale price for which the company sells the product.

            Because both our company and Moonlighting are under the common direction and control of B. Keith Parker and his spouse, Paula Parker, there can be no assurance that negotiations between the two companies concerning the pricing of the STRESSEXTM, PANNACHE and TRIM-AWAYTM products we buy from Moonlighting or concerning other matters will, or can be, conducted in an arm's-length manner or that the result of such negotiations will be as advantageous to us as they could have been had the two companies not been under common control.

      4.    OUR SUCCESS MAY DEPEND ON OUR ABILITY TO RETAIN KEY PERSONNEL.

            We are reliant on the continued services of several key personnel, and the loss of any of them could have a materially adverse effect on the future operations of the company. These persons are B. Keith Parker, chief executive officer; Chris Dellinges, chief financial officer, and Paula Parker, vice president and corporate secretary. There can be no assurance that the loss of key personnel will not materially and adversely affect our operations and, particularly, our expansion. See "Management Information - Directors, Executive Officers and Significant Employees."

      5. SHOULD A CHANGE IN MANAGEMENT SEEM NECESSARY, IT WILL BE DIFFICULT FOR THE NON-MANAGEMENT SHAREHOLDERS TO DO THIS.

            The company's officers and directors and their affiliates own approximately 27.5 percent of the common stock of the company and thereby may be able to determine the outcome of any vote affecting the control of the company.

      6.    WE DO NOT INTEND TO PAY DIVIDENDS.

            For the foreseeable future it is anticipated that any earnings which may be generated from operations of the company will be used to finance the growth of our company, and cash dividends will not be paid to holders of the common stock.

      7.    WE INDEMNIFY MOST ACTS OF OUR OFFICERS AND DIRECTORS.

            Pursuant to the Texas General Corporation Act, under most circumstances the company's officers and directors may not be held liable to the company or its shareholders for errors in judgment or other acts or omissions in the conduct of the company's business unless such errors in judgment, acts or omissions constitute fraud, gross negligence or malfeasance.

                                 USE OF PROCEEDS

      All proceeds from the sale of the 3,949,950 shares of common stock offered herein will go to the selling security holders for their own personal use after the payment of any brokerage commissions.


                         DETERMINATION OF OFFERING PRICE

      Each of the selling security holders proposes to sell the shares offered herein through broker-dealers at prevailing market prices.


                          THE SELLING SECURITY HOLDERS

      There are 65 selling security holders of the 3,949,950 shares of common stock of Summit offered hereby.

      The following table names each selling security holder, states any position, office or material relationship which the security holder has had within the past three years with Summit Environmental Corporation or any of its predecessors or affiliates, and states the amount of shares of common stock of Summit Environmental owned by each selling security holder before the offering, the amount to be offered for the security holder's account, and the amount and percentage of the outstanding shares of common stock to be owned after the offering is complete. Under the heading "Shares Owned Now," the amount of shares includes shares the selling security holder can acquire, if any, within 60 days through the exercise of stock options earlier granted by Summit Environmental.

                                        Amount of Common Stock
                              -------------------------------------------------
                                             Shares                    To Be     Percent of Class
                                           Underlying               Owned After    to be Owned
                                Shares     Unexercised   Shares     Offering Is   After Offering
Selling Security Holder       Owned Now     Warrants     Offered     Complete      Is Complete
-----------------------       ---------     --------     -------     --------      -----------
Val Allen                              0      20,000      20,000            0           0
Don Adair                         75,000      40,000     110,000        5,000           *
Martha Lynn Howard Alford         59,000      59,000     118,000            0           0
Mohsen Amiran(1)                 460,000     280,000     740,000            0           0
Gary Bailey                      487,000     487,000     391,000      543,000           2.9
Douglas Bowey                                 50,000      50,000            0           0
David Brown                       24,400           0           0       24,400           *
Sandra Jo Brown                   10,000      10,000      20,000            0           0
Shawn Carry                                   10,000      10,000            0           0
Michael J. Champine               90,000      70,000     160,000            0           0
Patrick Comer                                 25,000      25,000            0           0
Cory Crowley                                  10,000      10,000            0           0
Fred Daniels                      20,000      10,000      30,000            0           0
Chris Dellinges(1)               300,000           0     195,000      105,000           *
Larry & Janice Evans              30,000      10,000      40,000            0           0
Kent Fernandez                    40,000           0      40,000            0           0
First Trust Corp. TTE W.         200,000     390,000     590,000            0           0
Stripling(2)
Sandra Fowler                     40,000      20,000      60,000            0           0
Steven F. Gamble                  25,000      25,000      50,000            0           0
Hershell Garrett                  96,600           0      96,600            0           0
Hershell & Linda Garrett         420,000     420,000     840,000            0           0
Raymond Garrett                  117,000      39,000     156,000            0           0
Scott Ghafferi                                10,000      10,000            0           0
Ann Graff                                      4,000       4,000            0           0
David L. Greaves                  20,000      20,000      40,000            0           0
Robert B. Greene                 125,000     125,000     250,000            0           0
Alan G. Handly                    73,100      50,000     123,100            0           0
Thomas & Arlene Hartnett          20,000      20,000      40,000            0           0
Dean Haws Jr.(1)                 410,000      20,000      20,000      410,000           2.2
Don Hendon                             0      25,000      25,000            0           0
Thomas D. & Pamela H. Hobday      75,000      75,000     150,000            0           0
William Hogan                     40,000           0      40,000            0           0
Jennifer Hok                      20,000      20,000      40,000            0           0
Timothy S. Hok                    60,000      45,000     105,000            0           0
Claude Hopper                     40,000           0      40,000            0           0
Mary Hurlburt                      1,500       1,500       3,000            0           0
Steven Imlay                     200,000     150,000     350,000            0           0
Tommy Jackson                     12,500      15,000      15,000       12,500           0
Daniel Karin                     250,000     250,000     500,000            0           0
Scott Kelling                    100,000     100,000     200,000            0           0
Peter Kertes                                 100,000     100,000            0           0
Renee Kertes                                  25,000      25,000            0           0
Richard Kirschke                  45,000      45,000      90,000            0           0
Kelly Ketchum                                 10,000      10,000            0           0
Richard Klein                                 10,000      10,000            0           0
Darin Lindsey                     30,000      15,000      15,000       30,000           *
William Lanford                   30,000       5,000       5,000       20,000           *
John Lee                                      35,000      35,000            0           0

Kirk & Susan Loveless             30,000      10,000      40,000            0           *
William McCarthy                  22,500      20,000      20,000       22,500           *
Bill & Beverly McDaniel          100,000     100,000     200,000            0           0
Travers Mahan III                 20,000      10,000      30,000            0           0
David Melton                      20,000      10,000      30,000            0           0
Brenton Moore                     40,000      20,000      60,000            0           0
Larry D. Moore                    19,335      22,000      36,000        3,335           *
Larry Moore IRA                   12,000           0      12,000            0           0
Linda Moore                        4,000      13,000      17,000            0           *
Linda Moore IRA                   18,000           0      18,000            0           0
Sherry Morvan                     30,000       7,000       7,000       30,000           *
Robert Nipper                     40,000      40,000      80,000            0           0
Rowdy Nutt                                    10,000      10,000            0           0
Page Family Trust B               20,000      10,000      30,000            0           0
Parker Family Ltd.             1,451,000      45,500      45,000    1,451,000           7.7
Partnership(3)
Keith Parker(1)                2,370,805       5,500       5,500    2,370,805          12.6
Rebecca Phillips                              10,000      10,000            0           0
David C. Phipps                   20,000      20,000      40,000            0           0
Ginny Ragland                     41,250       6,250      47,500            0           0
Ursula Reid                       20,000           0      20,000            0           0
Todd Ritter                                   15,000      15,000            0           0
Timothy Schacherer               250,000     250,000     500,000            0           0
Robert Scheinberg                 90,000      70,000     160,000            0           0
Dorothy Schmidt                   60,000      20,000      20,000       60,000           *
Hartley Schwartzberg              68,000      28,000      96,000            0           0
Susan Shea                                     5,000       5,000            0           0
Chris Sosa                                    10,000      10,000            0           0
Dennis Sparks                     40,000           0      40,000            0           0
Titus Sparks                      40,000           0      40,000            0           0
W. Dennis & Jennifer              20,000      20,000      40,000            0           0
Stripling II
W. Dennis Stripling II            30,000           0      30,000            0           0
Rosanne Stripling                 50,000      50,000     100,000            0           0
Lyndel C. Stripling               50,000     100,000      15,000            0           0
F. Larry Sullivan                 25,000      25,000      50,000            0           0
Bena Tomlinson                    15,000      15,000      30,000            0           0
Verell Corporation                50,000           0      50,000            0           0
James & Jena Wayt                 20,000      20,000      40,000            0           0
Albert Welsh                      50,000      50,000     100,000            0           0
Paul Wilson                                   10,000      10,000            0           0

-------------------------------

*     Less than one percent

(1)   This person is a director of Summit Environmental.

(2) Wilton Dennis Stripling, director, is the beneficial owner of these shares.

(3) Keith Parker and Paula Parker, directors, are the beneficial owners of these shares.

                              PLAN OF DISTRIBUTION

      The selling security holders may effect sales from time to time in transactions through broker-dealers in the over-the-counter market at market prices prevailing at the time of sale. Such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the selling security holders or the purchasers for whom such broker-dealers may act as agents or to whom they may sell as principals (which compensation as to a particular broker-dealer may be in excess of customary commissions).

      The selling security holders and broker-dealers, if any, acting in connection with any such sale might be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act, and any commission received by them and any profit on the resale of the securities might be deemed to be underwriting discounts and commissions under the Securities Act.

      With respect to the plan of distribution for the sale by the selling security holders as stated above,

o if the securities are sold in block transactions and the purchasers wish to resell the securities purchased, such arrangements would need to be described in this Prospectus; and

o if the compensation paid to broker-dealers is other than usual and customary discounts, concessions or commissions, disclosure of the terms of the transaction in this Prospectus would be required.

      The company has been advised that the selling security holders understand the prospectus delivery requirements for sales made pursuant to this Prospectus and that, if there are changes to the stated plan of distribution or if additional information as noted above is needed, a post-effective amendment with current information would need to be filed before offers are made and no sales could occur until such amendment is declared effective.

                                LEGAL PROCEEDINGS

      Neither Summit nor any of its property is the subject of any pending or threatened judicial proceedings.

          DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

      Set forth below are the names and terms of office of each of the directors, executive officers and significant employees of the company and a description of the business experience of each.


                                                          OFFICE HELD  TERM OF
       NAME                           OFFICE                 SINCE      OFFICE
       ----                           ------                 -----      ------

B. Keith Parker, 55          Chief Executive Officer and     1997         4-05
                             Director

Chris Dellinges, 54          Chief Financial Officer         2001         4-05

Paula Parker, 50             Vice President, Secretary       1997         4-05
                             And Director

Dean Haws, 34                Director                        1997         4-05

James J. Roach, 56           Director                        1997         4-05

Thomas J. Kenan, 72          Director                        1997         4-05

Mohsen Amiran, 54            Director                        1999         4-05

Wilton Dennis Stripling, 62  Director                        2000         4-05

      Mr. Parker graduated from Texas A & M University at Commerce and pursued graduate studies in tax law, estate planning and philosophy at Southern Methodist University and Southwest Texas State University. He began a career in financial and tax planning in 1973, is a licensed financial planner and has earned numerous industry awards for production. In 1995, he and Paula Parker, his spouse, organized Moonlighting Distribution Corporation and began the distribution of more than 30 products, many of which they developed themselves. In August 1997, they organized Summit Technologies, Inc.

CHRIS DELLINGES, CFO

      Mr. Dellinges graduated from the College of the Southwest and attended Texas Wesleyan University School of Law. He has been a CPA since 1977 and has particular expertise in complex tax matters, audits, appeals, tax court issues, Internal Revenue Service installment agreements and offers in compromise, bankruptcy, reorganization, business management and turnaround, divorce litigation, tax and business fraud, oil and gas, partnership, corporation, and individual taxation.

PAULA B. PARKER, VICE PRESIDENT SHAREHOLDER AND PUBLIC RELATIONS

      Ms. Parker is a former runway model, an accomplished businesswoman, and a strong competitor. She was responsible for developing the first freestanding ATM program in conjunction with the American Bankers Association in the state of Texas. She also developed a successful franchise program for Great American Foods and facilitated its growth from three units to nearly 50 in five states in 24 months. During this time, Ms. Parker worked with then Arkansas Secretary of State Bill McQuen and Governor Bill Clinton as the liaison between the governor and the restaurant industry. In late 1995, Ms. Parker put her marketing skills to the test by combining efforts with Keith Parker to form Summit Environmental Corporation.

      Ms. Parker is extensively involved in her community and has served as Chamber of Commerce President, has been a United Way Board Member and an American Red Cross Board Member. She has served on the education committee of the Miss Texas Scholarship Pageant Association. A graduate of the University of Colorado - Bank Marketing Association, Ms. Parker earned Marketing and Finance degrees from the Association.

DEAN HAWS, DIRECTOR

      Mr. Haws has been the owner and operator of a satellite dish sales and installation company, Gilmer Satellites of Gilmer, Texas, for the last ten years. He has also been active in the oil field service business and the ostrich business.

JAMES J. ROACH, DIRECTOR

      Mr. Roach is currently the President of Electrical Generation Technologies, which specializes in the development and installation of network communications. He is a retired Connecticut State Police sergeant and owns a private detective and security company. His clients include many insurance companies and the State of Connecticut.

THOMAS J. KENAN, DIRECTOR

      Mr. Kenan has practiced securities and corporation law in Oklahoma City, Oklahoma for the last 38 years. He is presently affiliated with Fuller, Tubb, Pomeroy & Stokes in an "of counsel" capacity.

DR. MOHSEN AMIRAN, DIRECTOR

      Dr. Amiran grew up with a passion for the environment. While attending a UK University, his two thesis papers on organic chemistry received national attention. He was viewed as one of the brilliant minds in his field. He was then invited by the Shah of Iran to set up a new technical university in Tehran to do research and development for both military and civilian causes. The operation quickly grew into the largest research facility in the Middle East. His work on solvents for cleaning oil spills and other environmentally safe cleaning solvents was historic. Subsequently, the Shah of Iran presented him with three awards, including a gold medal, the country's highest honor.

      Soon after, the Islamic revolution took place and a new government took over. For a two-month period, Dr. Amiran lived a life of torment and feared for his life. The new regime destroyed the laboratory, burned his equipment and destroyed all his research. Eventually, Ayatollah Khameni, the new leader, stepped in and asked Dr. Amiran to become an advisor and help industry and the military to get back on their feet. After a short time, Dr. Amiran managed to escape with his wife and son to London. The news that one of Iran's leading minds had defected caused much turmoil in Iran. Fearing that Dr. Amiran was working with the CIA, his possessions were seized and family members tormented, tortured or killed. He came to the United States and became a professor at Northwestern University. He later founded BioGenesis, where he again began working on his environment-saving fire suppressants and cleaning agents.

      Dr. Amiran received his undergraduate degree in Organic Chemistry from Areya Mehr University in Tehran, Iran and his Ph.D. from the University of Essex in England.

DR. WILTON DENNIS STRIPLING, DIRECTOR

      Dr. Stripling is an orthopaedic surgeon in the Dallas area and has been practicing medicine since 1968. He is a member of the Dallas County Medical Society, Texas Medical Society, American Academy of Orthopaedic Surgeons, and American Society for Surgery of the Hand. He is currently the President-elect of Presbyterian Hospital of Dallas Medical Staff, Chair of Quality and Resource Management Committee and a member of numerous committees for Presbyterian Hospital of Dallas.

      No executive officer, director, person nominated to become a director, promoter or control person of our company has been involved in legal proceedings during the last five years such as

      o     bankruptcy,

      o criminal proceedings (excluding traffic violations and other minor offenses), or

      o proceedings permanently or temporarily enjoining, barring, suspending or otherwise limiting his involvement in any type of business, securities or banking activities.

      o Nor has any such person been found by a court of competent jurisdiction in a civil action, or the Securities and Exchange Commission or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

      The following table shows information as of April 23, 2004 with respect to each beneficial owner of more than 5 percent of each class of voting stock of the company and to each of the officers and directors of the company individually and as a group:

                                                       NO. OF             % OF
      SUMMIT ENVIRONMENTAL CORP.                      SHARES             CLASS
      --------------------------                      ------             -----


      B. Keith Parker                                 2,456,805(1)(4)    12.4
      133 East Tyler Street
      Longview, TX 75601

      Paula Parker                                    576,500(2)         2.9
      133 East Tyler Street
      Longview, TX 75601

      Dean Haws                                       410,000(4)         2.1
      P. O. Box 1071
      Gilmer, TX 75644

      James J. Roach                                  190,000(4)         1.0
      182 Curtis Road
      Middlebury, CT  06762

      Thomas J. Kenan                                 238,253(4)         1.2
      212 NW 18th Street
      Oklahoma City, OK  73103

      Mohsen Amiran                                   357,750(4)         1.8
      7420 Alban Station, Ste. B-208
      Springfield, VA  22150

      Wilton Dennis Stripling                        1,477,550(4)        7.5
      5230 Walnut Hill Lane, Ste. 306
      Dallas, TX  75231

      Chris Dellinges                                  300,000(4)        1.5
      5949 Sherry Lane, Suite 650
      Dallas, TX   75225

      Officers and Directors                         5,430,358          27.5
      as a group (8 persons)

(1) Mr. Parker directly owns 1,850,805 shares of common stock. He is attributed the beneficial ownership of 1,451,000 shares owned by a family limited partnership. He beneficially owns an additional 350,000 shares through his controlling stock ownership and position as a director of Moonlighting Distribution Corporation, which directly owns such 350,000 shares. He is also attributed the ownership of 170,000 shares owned by his spouse, Paula Parker. All these same shares are attributed to Paula Parker. See footnote (2).

(2) Mrs. Parker, who is the spouse of B. Keith Parker, is attributed the beneficial ownership of the same shares attributed to Mr. Parker. See footnote (1).

(4) These shares include the shares subject to stock options reported for this person under "Stock Options" on page 27.

                           DESCRIPTION OF SECURITIES


      The company is authorized to issue 40 million shares of Common Stock, $0.001 par value and 10 million shares of Preferred Stock, $0.001 par value. The presently outstanding 19,940,094 shares of Common Stock are fully paid and nonassessable.


COMMON STOCK

      VOTING RIGHTS. Holders of shares of Common Stock are entitled to one vote per share on all matters submitted to a vote of the shareholders. Shares of Common Stock do not have cumulative voting rights, which means that the holders of a majority of the shareholder votes eligible to vote and voting for the election of the Board of Directors can elect all members of the Board of Directors.

      DIVIDEND RIGHTS. Holders of record of shares of Common Stock are entitled to receive dividends when and if declared by the Board of Directors out of funds of the company legally available therefor.

      LIQUIDATION RIGHTS. Upon any liquidation, dissolution or winding up of the company, holders of shares of Common Stock are entitled to receive pro rata all of the assets of the company available for distribution to shareholders after distributions are made to the holders of the company's Preferred Stock.

      PREEMPTIVE RIGHTS. Holders of Common Stock do not have any preemptive rights to subscribe for or to purchase any stock, obligations or other securities of the company.

      REGISTRAR AND TRANSFER AGENT. The company's registrar and transfer agent is Securities Transfer Corporation, 2591 Dallas Parkway, Suite 102, Frisco, TX 75034.

      DISSENTERS' RIGHTS. Under current Texas law, a shareholder is afforded dissenters' rights which, if properly exercised, may require the company to purchase his shares. Dissenters' rights commonly arise in extraordinary transactions such as mergers, consolidations, reorganizations, substantial asset sales, liquidating distributions, and certain amendments to the company's certificate of incorporation.

PREFERRED STOCK

      The company is also authorized to issue 10 million shares of Preferred Stock, $0.001 par value. No shares of Preferred Stock have been issued.

      The Preferred Stock or any series thereof shall have such designations, preferences and relative, participating, optional or special rights and qualifications, limitations or restrictions thereof as shall be expressed in the resolution or resolutions providing for the issue of such stock adopted by the board of directors and may be made dependent upon facts ascertainable outside such resolution or resolutions of the board of directors, provided that the manner in which such facts shall operate upon such designations, preferences, rights and qualifications, limitations or restrictions of such class or series of stock is clearly and expressly set forth in the resolution or resolutions providing for the issuance of such stock by the board of directors.

      There are no provisions in the company's charter or bylaws that would delay, defer or prevent a change in control of the company.

COMMON STOCK PURCHASE WARRANTS

      There are outstanding 4,197,750 common stock purchase warrants as follows:

              ---------------------------------------------------
              No. of Warrants  Expiration Dates  Exercsise Prices
              ---------------------------------------------------

              ---------------------------------------------------
                   593,500         06-11-04           $1.00
              ---------------------------------------------------
                 2,163,000         06-11-04           $0.50
              ---------------------------------------------------
                 1,261,250         01-30-05           $0.50
              ---------------------------------------------------
                   180,000           None             $1.00
              ---------------------------------------------------


                      INTEREST OF NAMED EXPERTS AND COUNSEL

      Thomas J. Kenan is named in the Registration Statement of which this Prospectus is a part as having given an opinion on the validity of the securities offered herein. Mr. Kenan is attributed the ownership of 190,620 shares of common stock of the Company. His spouse, Marilyn C. Kenan, is the trustee and sole beneficiary of the Marilyn C. Kenan Trust, which is the record owner of 75,119 of these 190,620 shares of common stock of the company. Mr. Kenan disavows any beneficial interest in the shares owned of record by such trust.

                                  INDEMNIFICATION

      Under Texas corporation law, a corporation is authorized to indemnify officers, directors, employees and agents who are parties or threatened to be made parties to any civil, criminal, administrative or investigative suit or proceeding by reason of the fact that they are or were a director, officer, employee or agent of the corporation or are or were acting in the same capacity for another entity at the request of the corporation. Such indemnification includes reasonable expenses (including attorneys' fees), judgments, fines and amounts paid in settlement if they acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation.

      With respect to any criminal action or proceeding, these same indemnification authorizations apply if these persons had no reasonable cause to believe their conduct was unlawful.

      In the case of any action by the corporation against such persons, the corporation is authorized to provide similar indemnification, but if any such persons should be adjudged to be liable for negligence or misconduct in the performance of duties to the corporation, the court conducting the proceeding must determine that such persons are nevertheless fairly and reasonably entitled to indemnification.

      To the extent any such persons are successful on the merits in defense of any such action, suit or proceeding, Texas law provides that they shall be indemnified against reasonable expenses, including attorney fees. A corporation is authorized to advance anticipated expenses for such suits or proceedings upon an undertaking by the person to whom such advance is made to repay such advances if it is ultimately determined that such person is not entitled to be indemnified by the corporation.

      Indemnification and payment of expenses provided by Texas law are not deemed exclusive of any other rights by which an officer, director, employee or agent may seek indemnification or payment of expenses or may be entitled to under any bylaw, agreement, or vote of stockholders or disinterested directors. In such regard, a Texas corporation may purchase and maintain liability insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation.

      As a result of such corporation law, Summit may, at some future time, be legally obligated to pay judgments (including amounts paid in settlement) and expenses in regard to civil or criminal suits or proceedings brought against one or more of its officers, directors, employees or agents, as such.

      Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the company pursuant to the foregoing provisions or otherwise, the company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

                             DESCRIPTION OF BUSINESS

BUSINESS DEVELOPMENT

      We are affiliated with Moonlighting Distribution Corporation, a closely held Texas corporation ("Moonlighting"). Moonlighting is under the 52.5 percent ownership and control of B. Keith Parker and his spouse, Paula Parker, who are directors and, respectively, the chief executive officer and vice president for shareholder relations of the company.

      Before our company was organized, the Parkers and Moonlighting became aware of several products developed by Biogenesis Enterprises of Springfield, Virginia ("Biogenesis") that are environmentally safe - generally, products that are biodegradable and nontoxic. In 1997, the Parkers and Moonlighting obtained a license from BioGenesis to market a fire suppressant that BioGenesis had developed. Moonlighting soon determined that the activities that should be undertaken for the fire suppressant product exceeded the capabilities or business plan of Moonlighting. A company named Summit Technologies, Inc. (with whom our company merged on December 2, 1998) was incorporated in August 1997 to organize, finance, and direct the marketing of BioGenesis' fire suppressant product and other products for which exclusive marketing licenses could be obtained and for which marketing expenses could be raised.

      Moonlighting licensed to Summit Technologies the non-exclusive right to market BioGenesis' fire suppressant products, FIREPOWER 911(TM) and FLAMEOUT(R) and the exclusive right to market certain other products newly developed by Moonlighting and tested for marketing, STRESSEX(TM) and PANNACHE(TM). Later, in December 1999 our company purchased from Biogenesis its patent and other intellectual property rights associated with the fire suppressant for $1 million cash and 750,000 shares of Common Stock of Summit Technologies.

      On December 2, 1998, Summit Technologies was merged into our company, Summit Environmental Corporation, Inc.

PRINCIPAL PRODUCTS

      Summit Environmental distributes and markets the following proprietary products. All of the products are manufactured exclusively for us.

      FIREPOWER 911(TM) and FLAMEOUT(R)

      These products are fire suppressants and fire retardants. FLAMEOUT(R) was developed by Dr. Mohsen C. Amiran and his company, BioGenesis, to be a replacement for Halon 1211. Halon 1211 was a widely used fire suppression and explosion protection agent. It was applied primarily as a wetting agent and was the fire-extinguishing agent of choice for many uses, such as most fire extinguishers. Its production was halted in 1994 by actions taken at the 1992 Geneva Peace Conference primarily because Halon 1211 has one of the higher ozone depletion potentials of any compound. Halon 1211 is still approved for certain limited mission-critical uses (such as ship- and shore-based crash, fire and rescue), but existing installations of Halon 1211 that are not mission critical must switch to an approved, acceptable alternative.

      In March 1994, Surfactant Blend A, which had been submitted by Dr. Mohsen
C. Amiran of Biogenesis, was certified by the USEPA-SNAP (Significant New Alternative Policy). This was the first approved alternative to Halon 1211.

      The EPA has now approved at least ten other certified replacements for Halon 1211. Three of these are water, foam and carbon dioxide. In addition to these three, BioGenesis' Surfactant Blend A is approved for all wetting agent uses for both residential and commercial use. Some of the replacements were approved only for a limited time and then were phased out. Surfactant Blend A - which is FLAMEOUT(R) - was listed in May 1997 by Underwriter Laboratories (listing number 7P21).

      In December 2001, FLAMEOUT(R) was approved by the United States Department of Transportation and Federal Aviation Administration as an acceptable replacement for Halon 1211 in commercial aircraft.

      FLAMEOUT(R) is marketed at one to three percent strength for use in extinguishing Class A fires (wood, cloth, paper, rubber and plastics) and is marketed at three to six percent strength for suppression of Class B fires (combustible liquids, gases and greases). Surfactant Blend A- FLAMEOUT(R) - is also effective at ten percent strength in suppressing Class D fires (metals) but has not yet been submitted to Underwriters Laboratory for certification for Class D fire suppression.

      FLAMEOUT(R) -

      o     reduces toxic smoke by encapsulating poisonous hydrocarbons,

      o     reduces heat approximately 70 percent faster than water,

      o     prevents reflash,

      o     is safe to store and handle,

      o     leaves virtually no residue,

      o     is biodegradable,

      o     is environmentally safe,

      o     is nontoxic, but may irritate the eyes, and

      o stores at between 25 degrees and 120 degrees Fahrenheit for prolonged periods.

      In May 2003 the United States Forestry Service approved Flameout for listing on its Quality Products Listing. Commercial companies under contract with the U. S. Forest Service to fight forest fires can now purchase Flameout as their fire extinguishing agent.

      FLAMEOUT(R) is one of three products under evaluation by the U. S. Air Force for certification as an alternative replacement product for AFFF. AFFF is a fire fighting foam that is classified as a biohazard. It is suspected of being a possible cause of cancer, and fire fighters using AFFF wear biohazard suits when using AFFF.

      Our FIREPOWER 911(TM) product also contains Surfactant Blend A - the FLAMEOUT(R) formula. FIREPOWER 911(TM) and FLAMEOUT(R) both suppress and extinguish fires quicKLY. State fire codes prohibit products from being marketed as fire extinguishers without proper testing, listing, and rating. WE BELIEVE IT IS THE ONLY AEROSOL FIRE SUPPRESSANT IN THE WORLDWIDE MARKETPLACE THAT HAS OBTAINED A FIRE EXTINGUISHER LISTING AND RATING. Having the only such product is believed by us to be significant for our long-term marketing prospects. Its non-Halon certification, with regard to residential fire extinguisher sales, places FIREPOWER 911(TM) into A class of its own.

ASSIGNMENT TO SUMMIT TECHNOLOGIES, LLC OF OUR RIGHTS TO FIREPOWER 911 AND
FLAMEOUT

      We are in the process of assigning our rights to our fire suppressant products to a wholly-owned, limited liability company subsidiary, Summit Technologies, LLC. We will initially own 100 percent of the ownership interests in the LLC. It is our intention to have the LLC offer for sale a 10 percent interest in the LLC for $500,000 to a group of investors whose earlier-expressed interest in our company is limited to our fire suppressant products.

      While this proposed transaction would dilute our company's interest in our fire suppressant products business by ten percent, there would be no dilution in a shareholder's stock ownership in our company, as the funds raised from these investors would be for their purchase of ownership interests in the LLC rather than purchases of common stock in our corporation. And, such funds would be used solely to promote and administer the fire suppression products business.

      We are contemplating also assigning to this LLC our rights to a remediation product we and Dr. Amiran developed to be used on oil spills. Again, we will own 90 percent of the LLC should we sell interests in the LLC equal to 10 percent of the outstanding interests.

INDUSTRIAL CHEMICALS AND CLEANERS

      We distribute industrial chemicals and cleaners under the private label ULTIMATE CLEAN. The products were developed by Dr. Amiran and BioGenesis. BioGenesis concentrates its activities on developing, and then manufacturing for marketing by other companies, industrial-use products that are environmentally safe.

      Due to perceived market demands, through Dr. Amiran we have developed a turbine cleaner for jet engines. The original formula, ULTIMATE CLEAN 668(TM), was developed for Solar Turbines, a company owned by Caterpillar. We are introducing 668(TM) to the aviation industry and the United States Military through our association with American Business Associates (AmBiz).

      We have submitted ULTIMATE CLEAN 668(TM) to an officially licensed testing agency in order to obtain a Quality Products Listing under military specification number MIL-PRF-85704C. This initiative, when completed, will meet Federal Aviation Administration guidelines for usage on commercial aircraft, United States Naval Warfare Center Aircraft Division and United States Department of Defense criteria for usage on U. S. military aircraft with a Quality Products Listing for both Type II and Type III (water-based) cleaners.

PANNACHE NATURAL COSMETICS

      Prior to the formation of Summit Technologies, Moonlighting (the original company formed by Keith and Paula Parker) was marketing Pannache Cosmetics in the Philippines. The products of this line are manufactured by Cosmetic Laboratories, Inc., a large custom cosmetic manufacturer located in Irving, Texas. Cosmetic Laboratories is a 20 year member in good standing with the Cosmetic Toiletry and Fragrance Association (CTFA). The products contain the purest and best available ingredients available in the industry, according to the manufacturer.

      We have developed a color line of products complementing the rest of the Pannache line. Our initial product is a cosmetic lipsticks; long-lasting, no smear, semi-permanent lip color. We introduced this product - PRETTY POUT (FORMERLY LUSCIOUS LIPS) - in August 2001. Our website, www.pannache.com, displays the entire Pannache Cosmetics Product Line.

      DISTRIBUTION METHODS

      We market products primarily through the development of strategic alliances, most notably with AmBiz for the aviation industry and the U.S. Military. Our contacts with AmBiz, which can be reviewed at www.americanbusinessassociates.com, provide essential contacts for our initiatives. We have made other alliances for specific industries such as e-commerce, catalogue sales, roofing, plumbing, heating and air conditioning, building materials, and retail mass merchandisers and convenience stores. We are preparing to launch sales efforts through infomercials and through direct television advertising.

      Internationally, we market products through exclusive distribution agreements with revenue sharing clauses. We have entered into distribution agreements that cover the Philippines, the Netherlands (for Europe and the former Eastern Bloc countries), Scandinavia, Australia, New Zealand, Mexico, Argentina, Brazil, Chile, Uruguay, Paraguay, Venezuela, Ecuador, Bolivia, and Canada.

      COMPETITION

      We own the patent and intellectual property rights to Surfactant Blend A - FLAMEOUT(R) and FIREPOWER 911(TM). Surfactant Blend A was the first formula approveD under USEPA-SNAP guidelines after the global banning of Halon 1211. Its approval is for both commercial and residential use.

      We have compared our cosmetic product, PRETTY POUT, to similar products manufactured by Revlon, Max Factor, Cover Girl, Avon and BeautiControl touting no smear and extended wear. These products simply do not perform as represented or to the extent of PRETTY POUT. We initiated a direct sales campaign in January 2002 to high school drill teams, both for personal use and as a fund-raising tool. We have secured the endorsement for Pretty Pout from the world famous Kilgore College Rangerettes.

      RAW MATERIALS AND SUPPLIERS

      The raw materials for our products are in abundant supply. Summit Environmental, by virtue of our purchase of the patent and intellectual property rights to Surfactant Blend A, has retained Dr. Amiran and his company, BioGenesis, to formulate and package our products on a cost-plus-10 percent basis.

      DEPENDENCE ON MAJOR CUSTOMERS

      Our markets are not dependent on one or a few major customers.

      PATENTS, TRADEMARKS AND LICENSES

      We own all patents and intellectual property rights associated with the fire suppressant products. However, we are obligated to pay royalties to Moonlighting Distribution Corporation as follows: $0.50 for each 16 ounce can of FIREPOWER 911(TM), $0.50 for each gallon of FLAMEOUT(R), and $0.35 for each one-liter can of FIREPOWER 911. The obligation to pay the above mentioned royalties to Moonlighting, however, did not so merge and will continue in effect during the term of the exclusive license obtained from Moonlighting. Moonlighting views this license to be perpetual; therefore, the royalties are perpetual.

      We have a perpetual license from our affiliated company, Moonlighting, for its STRESSEX(TM), PANNACHE(TM) and TRIM-AWAY(TM) products. The license has no sales Quota. We pay Moonlighting a 9 percent royalty on the lowest wholesale price for which we sell the product.

      We have a non-exclusive license to ULTIMATE CLEAN 668 and other industrial chemicals and cleaning products formulated by Dr. Mohsen C. Amiran. We obtain these products at Dr. Amiran's lowest wholesale price less 10 percent to 15 percent.

      GOVERNMENTAL APPROVAL OF PRINCIPAL PRODUCTS

      Our fire suppressant products are subject to government regulation in most countries of the world. We have obtained government approvals in all countries and venues where we offer the products for sale.

      Our ULTIMATE CLEAN line has received the appropriate U.S. Government approvals for the industrial chemical and cleaning products.

      The manufacturer of our cosmetic products, Cosmetic Laboratories, Inc., is a 20-year plus member in good standing of the Cosmetic, Toiletry and Fragrance Association (CTFA).

      SEASONALITY

      There is no known seasonal aspect to our business.

      RESEARCH AND DEVELOPMENT

      We deal directly with SMI Laboratories in Miami, Florida for a U. S. military specification number for Ultimate Clean(TM)668.

      We are developing an approved fire suppression agent, tested to new minimum performance standards established by the FAA, that will be a replacement agent for the fire extinguishers that now contain Halon 1211 and are placed in bathrooms and galleys on board all commercial aircraft. The Halon 1211 fire extinguishers are no longer (as of March 1999) protected for continued use under the classification of Mission Critical..

      We and Dr. Amiran have been jointly working on an advanced formula for FLAMEOUT(R) to be approved as a replacement for AFFF. Military specification tests with the United States Air Force for FlameOut(R) Foam began in April 2002.

      Our non-toxic, biodegradable turbine cleaner, ULTIMATE CLEAN 668(TM), was developed by us for the scheduled periodic cleanings required of jet engines. We are involved in a U. S. Department of Defense and U. S. Navy EPA-directed test on it for non-corrosion and non-toxicity to military specification number MIL-PRF-85704C.

      ENVIRONMENTAL CONTROLS

      We are subject to no environmental controls or restrictions that require the outlay of capital or the obtaining of a permit in order to engage in business operations.

      NUMBER OF EMPLOYEES

      On January 1, 2004, we employed four persons full time and one person part time.

      MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION

      The following discussion and analysis should be read in conjunction with the financial statements and the accompanying notes thereto. It is qualified in its entirety by the foregoing and by more detailed financial information appearing elsewhere.

      OVERVIEW


      During the first quarter of 2004, several of our markets for FlameOut(R) continued to develop. Key to this process was the listing of FlameOut(R) on the QPL 5100-307 on May 5, 2003 by the United States Forestry Service for application in the fighting of wildfires after 32 months of testing. The listing for FlameOut(R) gives the firefighting industry a product with the capabilities to fight all types of fires using FlameOut(R) more efficiently and economically than with any other product while accomplishing these tasks in a totally environmentally risk-free environment.


      During 2003, FlameOut(R) was used in forest and wildland fires in Canada and the United States. In addition to fighting fires, FlameOut(R) was successfully used on residential housing and restored historical sites for the purpose of protecting the structures and keeping them from burning. The Canadian initiatives are led by Just-In Case Fire, Ltd. of Calgary, Alberta, with whom we have a distribution agreement.

      Just-In Case manufactures the Fire Caddy(TM), a portable mobile fire extinguishing system built on the concept of a physical appearance of a two-wheeled freight dolly. We executed a bi-lateral exclusive marketing agreement with Just-In Case in 2002. The agreement sets out that Just-In Case manufactures their system exclusively with FlameOut(R) while Summit agrees not to sell FlameOut(R) to mobile systems like the Fire Caddy(TM). Just-In Case compensates us for their exclusive arrangement with royalties on each Fire Caddy(TM) unit.


      In December 2003, our dealer in New Zealand used a Fire Caddy(TM) with FlameOut(R) to extinguish a 13.5-foot-tall tire on a mining truck which was on fire. This extraordinary accomplishment opened the doors of communications and negotiations between Just-In Case Fire and BHP Mining of Australia. Continued negotiations have resulted in the notification to Just-In Case Fire that BHP Mining has made the decision to equip all of their trucks and equipment with FlameOut(R) and the Fire Caddy(TM). BHP has 153 mines in Australia and New Zealand. The information received by Summit from Just-In Case Fire is the supply contract of 500 tons of FlameOut(R) or 135,000 gallons. The resulting sales to us will amount to approximately $1,500,000. First shipments are anticipated to begin in May, 2004.

      In August 2003, we executed a master distribution agreement with Western Fire Inc. of Casa Grande, Arizona. for the purpose of marketing FlameOut(R) to the various state and federal forestry services. Western has its own fleet of specialty equipment trucks that get called into action by the various incident commanders in the event of wildfire. In September 2003, Western introduced Summit to its customer, Evergreen International Aviation. We were invited to participate in a new project, a field testing program to determine if FlameOut(R) would be compatible in a new delivery system utilizing a converted Boeing 747 aircraft. It is. This aircraft utilizes a large compressed air foam system carrying 24,000 gallons of FlameOut(R) within its payload. The Evergreen Super Tanker is capable of dispensing a single foam blanket 100 feet wide for 25,000 feet or segmented drops if needed. FlameOut(R) is the only non-toxic product approved by the United States Forestry Service. A demonstration drop of FlameOut(R) from the Supertanker can be viewed by going to the Summit website, www.summitenvironmental.com. From the homepage, click on "Links" and then click "Evergreen" from the links page.

      On April 23, 2004, we went to the testing facility for the Supertanker, accompanied by former United States Air Force Chief of Staff, General Mike Ryan. The purpose for our trip was to begin forming a mutual alliance with Evergreen which was achieved.

      Our first chemical blending facility agreement was negotiated in November 2003 with BioCoP International B.V. in the Netherlands. In March 2003, our customer FireDam in Poland began making the transition to be supplied products for Europe from BioCoP. Tecno Supplies in Norway will be introduced to BioCoP as soon as aerosol capabilities for filling one liter cans can be achieved. Dr. Amiran traveled to Italy and The Netherlands the first week of May 2004 to establish the chemical concentrate facility for our base chemicals in Italy. In Amsterdam, he inspected blending facilities in order to satisfy our requirements for beginning the blending of FlameOut(R) in Europe.

      During the first week of March 2004, we attended the International Association of Fire Chief's Wildland/Wildfire Conference in Reno, Nevada. Our product was showcased by two of our distributors at separate locations in the Exhibits Hall.

      Just-In Case Fire of Calgary, Alberta operated out of the Summit exhibit space showcasing Fire Caddy(TM), the new DC Caddy(TM), Hose Caddy(TM), FirePower(TM) and FlameOut(R) concentrate. Just-In Case Fire was assisted in their presentations by several members of the Canadian Forestry Service, who had actual experience using FlameOut(R) during the end of the fire season of 2003.

      Western Fire, our wildland/wildfire distributor in Arizona represented us and exhibited FlameOut(R) in their booth with Darley Pumps. Darley Pumps Company is the largest manufacturer of pumps for firefighting equipment in the world. As a result of Western Fire's experience with compressed air foam systems and the introduction of FlameOut(R) into those systems, we began the initial discussions with Darley Pumps for the purpose of private labeling FlameOut(R) for them.

      Several members of AmBiz Associates accompanied Keith Parker, our CEO, to the conference in order to get a perspective of FlameOut(R) and its potential impact within the Wildland/Wildfire arena.

      In the last quarter of 2002, we began marketing FlameOut(R) to the logging industry. This venue was initiated when we were contacted by Bituminous Insurance Company, the oldest and largest underwriter of fire insurance coverage for equipment used in the logging industry. With insured equipment ranging from $275,000 to $650,000, Bituminous took the position that a product like FlameOut(R) would have to be present in extinguishers on insured equipment, or face a non-renewal status. For new equipment, the same requirement would be required for binding of coverage. We expanded the sale of FlameOut(R) to these customers from five gallon containers of FlameOut(R) concentrate to include 2 1/2 gallon and 6 liter extinguishers and brackets to mount the extinguishers. We began to package topper bottles (pre-measured bottles of FlameOut(R)) to be used to complete the fill of extinguishers out on the logging line. During 2003, we added endorsements from Santee Insurance Company and Lloyd's of London for marketing FlameOut(R) to their insureds. These companies now discount premiums from 15% to 25% when FlameOut(R) is installed on their insured equipment. We provide marketing materials to the senior underwriters of the insurance companies. They hold regional marketing meetings and disburse the materials to their field agents. The marketing directly of our products to a logging customer is handled mostly through the logger's insurance agent or local equipment suppliers we have set up as dealers. In April 2004, we attended the Arkansas Timber Producers Association meeting held on the grounds of International Paper. We demonstrated extinguishing fires (tire, diesel fuel, and hydraulic fluid) with the equipment which is currently recommended to the operators by Bituminous Insurance. We also introduced the Fire Caddy DC(TM), powered by a rechargeable battery and the Hose Caddy(TM). We also demonstrated the new FirePower(TM), which had been introduced on QVC on April 3, 2004.


      Due to very stiff regulatory guidelines with regards to portable fire extinguishers, the approval of our aerosol can fire extinguisher prompted our competitors to create a myriad of road blocks, attempting to prevent us from completing in some of our target venues. One of our initial venues was to market FirePower (TM) on QVC. In order to complete this targeted goal, we accomplished the following:

      o Completed the NFPA 10 certification tests for both chemical contents (ANSI/UL 711) and the container (ANSI/UL 8).

      o Obtained a validated listing number from Applied Research Laboratories for listing FirePower(TM) as a legally tested, certified, and insured product.

      o     Completed Quality Assurance at QVC.

      o     Secured programming approval at QVC.

      o Obtained certification confirmation from United Parcel Service on the shipping classification for FirePower(TM) as "aerosol non-flammable". This allows FirePower(TM) to be shipped as any other product and not as hazardous material

      o Secured the confirmation letter from the United States Department of Transportation confirming FirePower(TM) for shipping as ORM-D. This confirmation eliminates additional shipping issues created about aerosols in the aftermath of September 11, 2001.

      o Obtained the right for George Foreman to be the national spokesperson for FirePower(TM) when retail "roll-out" of the product would become viable after initial branding on QVC.


      We began airing on QVC on April 3, 2004. The successful demonstration has paved the way for FirePower(TM) being featured on the QVC June Fire Prevention Show (first of June, 2004).

      RESULTS OF OPERATIONS

The following table presents, as a percentage of sales, certain selected financial data for each of the two years in the periods ended December 31, 2003 and 2002:

Year ended December 31                   2003              2002

Sales                                   100.0%            100.0%
Cost of Sales                           (248)              50.1
                                        -----            ------
Gross Margin                            (148)              49.9
                                        -----            ------
Operating Expenses                      (510)           (1,094.3)
Other Income and Expenses, Net           2.3                3.3

Net income (loss)                       (656)%           (1,041)%

      SALES


      Sales of $180,687 for 2003 increased by $53,080 or 42% from the prior year's sales of $127,607. Management devoted considerable attention during 2003 to certification and test marketing.


      GROSS MARGIN

      Because of a provision for inventory losses of $364,485, what would have been a gross margin of $96,306, or 53% of sales, was, instead, a total cost of sales of $448,866, which was 248% of sales. In 2002 we had a gross margin of $63,633, or 49.9 percent of sales.

      OPERATING EXPENSES

      Operating expenses of $921,988 for 2003 decreased by $474,406, or 34 percent, from $1,396,394 in 2002. Advertising expenses decreased in 2003 by $281,340 over 2002. Professional fees decreased in 2003 by $6,201 over 2002. Expenses related to trade shows decreased to $4,399 in 2003 from $26,711 in 2002. Repair and maintenance expense decreased by $587 from 2002 to 2003. Office salaries increased from $74,134 in 2002 to $94,352 in 2003 and officer compensation increased by $16,984 from $188,416 in 2002 to $205,400 in 2003. Consulting fees decreased in 2003 by $35,350 over 2002.

      NET LOSS

      We had a net loss of $1,185,992 during 2003, as compared to a net loss of $1,328,512 during 2002. The years 2003 and 2002 were years of product and marketing organization, as reflected in the acquisition of all rights related to our fire suppressant products and in the efforts exerted to introduce the fire suppressant products to major purchasers and distributors of these products. Significant efforts in marketing and product research were introduced with regards to the company's cosmetic division. Progress in reducing overall operating expenses was accomplished in 2003. These efforts, while properly accounted for as expenses, represent major investments by the company in the future marketing of its fire suppressant and cosmetic products.

      LIQUIDITY AND CAPITAL RESOURCES

      We had negative cash flow from operations of $514,786 in 2003 and negative cash flow from operations of $535,456 in 2002. Major contributors to the 2003 negative cash flow from operations were the $1,185,992 net loss from operations, $168,093 in amortization of patents, and $364,485 in provision for inventory losses. Major contributors to the 2002 negative cash flow from operations were the $1,328,512 net loss from operations and $162,335 in amortization, $137,095 in bad debt expense, and $339,150 in stock issued for services.

      We had negative cash flow from investing activities of $2,722 in 2003 and negative flow from investing activities of $37,088 in 2002. The major components of both years' cash flow from investing activities were acquisitions of property and equipment in 2003 and acquisition of patents in 2002.

      We were able to stay liquid from the sale of $396,300 of our common stock and loan proceeds of $39,500 during 2003, and only from the sale of $574,500 of our common stock during 2002. At year-end 2003, we had $114,054 cash on hand. At year-end 2002, we had $195,762 cash on hand.

      We have received indications from several prospective buyers of fire suppressant, industrial cleaning products and cosmetic products that a considerable market for these products will develop during 2004. See "Outlook" below.


     INTERIM RESULTS OF OPERATIONS - FIRST QUARTER OF 2004 COMPARED TO FIRST
                                QUARTER OF 2003

      Summit Environmental's gross receipts for Q1 2004 were $42,028 sales down 3% from $43,333 ($42,681 sales and $652 royalties) in Q1 2003. The gross margin for sales in Q1 2004 was 58% compared to 60% for Q1 2003. There is no cost of sales applied to the royalties.

      Operating expenses increased 3% for Q1 2004 compared to Q1 2003. Operating expenses increased by $6,002 from $199,741 in Q1 2003 to $205,743 in Q1 2004.

      Amortization and depreciation were $43,389 in Q1 2004 and $43,658 in Q1 2003.

      Summit had a net loss of $184,115 in Q1 2004, up from the net loss of $172,813 in Q1 2003.

      Management attributes these changes to the following:

            Marketing expense from $2,275 to $2,419
            Travel and entertainment from $3,929 to $4,853
            Office expenses from $2,164 to $2,548
            Web-site expenses from $686 to $750
            Trade shows from $150 to $1,031

      OUTLOOK

      The statements made in this Outlook are based on current plans and expectations. These statements are forward looking, and actual results may vary considerably from those that are planned.


      In February 2004 we executed an Advisory Services Agreement with American Business Associates (AmBiz). AmBiz will assist us with introductions into military, homeland security and emergency management venues, with retailing some of our products and with development and financing for future special projects. More about AmBiz can be found at www.americanbusinessassociates.com. As of April 2004, AmBiz has become active in our projects with Evergreen Aviation, and the United States Air Force for our FlameOut(R) Foam (AFFF Replacement), with Ultimate Clean 668(TM) and our military specification certification for jet engines.


      Our FlameOut(R) was used in some of the fighting of wild fires in California, Arizona, and Canada during 2003. We anticipate much more activity in 2004, as our approval by the U.S. Forestry Service occurred in May 2003 after most of the fire suppressants had been bought for the 2003 fire fighting season. In the fourth quarter of 2003, President Bush signed the Healthy Forest Initiative. We immediately met with our US Congressman for the purpose of presenting FlameOut(R) as the answer to the problems which have occurred from "pre burns". It is a given that one will get out of control. It is just not known where. Our lobbying efforts focus on the non-toxic and biodegradable benefits of FlameOut(R), as a politically popular answer for the solution of these issues when they occur.

      Western Fire, our distributor in Casa Grande, Arizona, has been holding training classes for wildland fire fighting crews in Arizona, New Mexico, Colorado, California and Nevada for the purpose of teaching fire fighting crews how to use FlameOut(R) in the fighting of wildfires. New compressed air foam systems are now being introduced as fire fighting equipment. These systems display properties of FlameOut(R) that were unknown until FlameOut(R) was introduced through these types of systems. Western is the licensed procurement office for several large municipal fire departments, even as far away from Arizona as the District of Columbia. Western Fire's projections to us are to move between 60,000 and 80,000 gallons of FlameOut(R) during 2004.


      On April 22, 2004, Western Fire was dispatched for its first brush fire of the season. A twenty-acre brush fire was reported at the Picacho Reservoir in Pinal County, which reservoir has been a dry lake for a number of years due to the prolonged drought in the southwest. Western Fire sent crews and Type 3 and Type 6 compressed air foam (CAF) engines loaded with FlameOut(R) fire fighting foam. Initial attack began early that evening using FlameOut(R) as a wetline to flank the advancing brush fire. Because of FlameOut(R)'s unique ability to be used as retardant, the fire could not advance through the FlameOut(R) wetline and was contained to a brush fire allowing Western Fire wildland firefighters to begin mop up operations. The fire was in heavy brush and mesquite trees. Again FlameOut(R) worked beyond everyones expectations, especially in keeping the fire contained instead of becoming a wildfire, and in putting out stumps' underground root system fires that kept the crews working all night. By morning the brush fire was completely out with no reported rekindling.

      Earlier the next afternoon Western Fire was dispatched for a mutual aid call for Northern Pinal Fire department for a possible brush fire in an unincorporated area of Pinal county. Once on scene, it was found to be a 40 foot cargo container on fire on a homeowner's property in an urban interface area. The homeowner had been welding on the metal cargo container setting off a fire inside filled with Class A materials. The fire was burning so hot that paint was melting on the outside. Again FlameOut(R) was deployed from a Western Fire Type

6 CAF engine to easily cool the outside of the container and then within minutes extinguished the contents inside the cargo container. The combination of a compressed air foam system and unique abilities of FlameOut(R) foam easily mitigated the fire with minimal water damage. In early May 2004, we were asked to furnish warehousing locations and central phone numbers by the United States Forestry Service. Also, we were asked to supply a potential list of customers who have been exposed to FlameOut(R). These exposures effects have been completed by Western Fire and Just-In Case Fire and represent over 235 companies and wildland fire fighting agencies and departments. Further locations were provided for fires where FlameOut(R) has been used including and since The Old Fire in California in November 2003.


      Just-In Case Fire introduced its Hose Caddy(TM) during the fourth quarter of 2003. This devise connects to the end of a garden hose. It is similar to a garden fertilizer/insecticide sprayer. The unit comes filled with 32 ounces of FlameOut(R). Major retail marketing began in Canada at a spring garden show held in January and February 2004.


      In January 2004, Just-In Case Fire introduced its FireCaddy DC(TM). This is a portable fire extinguishing system in a tool box. Just-In Case has confirmation letters for the purchase of 4,500 DC Caddy units. One confirmation letter is for 2000 DC units from State Farm Insurance. The addition of the Hose Caddy(TM) and the DC Caddy(TM) to Just-In Case Fire's line of products now provides three fire extinguishing systems exclusively containing FlameOut(R). Each of these units provides a royalty payable to Summit on each unit manufactured when sold. Just-In Case Fire started the production of the first 2000 Fire Caddy DC(TM) units for State Farm Insurance in April 2004. These 2000 units require 5000 gallons of FlameOut(R) for the completed product.

      Through one of the associates of AmBiz, we will be presenting the Fire Caddy DC(TM) and the Hose Caddy(TM), along with the original Fire Caddy(TM), FlameOut(R) and FirePower(TM) to representatives of USAA Insurance in May 2004.

      During the first week of March 2004, members of AmBiz accompanied us to the IAFC Wildland/Wildfire Conference in Reno, Nevada. During April 2004, AmBiz partner, General Mike Ryan (retired United States Air Force, Chief of Staff - September 2003) attended a demonstration drop of FlameOut(R) from the Evergreen 747 Supertanker, dispersing 10,000 gallons of FlameOut(R) mixed with water at a 6% solution. Weather computers were strategically stationed in areas of the drop path. They registered significant decreases in temperature, heat indexes and barometric pressure, with increasing humidity, surface wind speed and dew point. We are planning a joint presentation to the U.S. Department of the Interior and the U.S. Forestry Service featuring the life saving, property saving, quick response and environmental advantages from dispersing FlameOut(R) over large areas of wild fires from the Supertanker. We will be focusing on the capabilities of FlameOut(R) to build fire breaks, prevent toxic exposure to firefighters and the environment along with structure protection.


      Just-In Case estimates that it can sell 100,000 Caddy units during 2004 and 2005. This would provide sales of 250,000 to 500,000 gallons of FlameOut(R) depending on the breakdown of each of the Fire Caddy Products.

      During the period March 3-5, 2004 our involvement with Evergreen Aviation, through our distributor Western Fire, was introduced to the fire fighting community at the NFPA Wildland Wildfire Conference in Reno, Nevada. Evergreen has equipped a SuperTanker (a converted 747) with a large, compressed air, foam system. This system can disperse 24,000 gallons of FlameOut(R) mixed with water along a path of foam 100 feet wide for 25,000 feet in a continuous drop - or in segmented drops, if necessary. The largest aerial application currently in use in the industry is capable of one continuous drop for only 2,080 feet.


      The Evergreen Aviation SuperTanker will also be used to disperse remediation products on oil spills. We own the exclusive marketing rights to a remediation technology obtained from Dr. Mohsen Amiran in 2003. While all of our successful testing has been centered on FlameOut(R) in the SuperTanker CAF system, our remediation product is planned for usage on oil spills. During April 2004, three demonstration drops were conducted with the Supertanker. Each drop consisted of 10,000 gallons of water/FlameOut(R) mix (6% FlameOut(R)) for the purpose of showing how FlameOut(R) will blanket and cover the areas targeted by the Supertanker. The drops revealed a complete saturation of all vegetation and penetration of the canopy to completely cover the ground. During the drops, a significant decrease in temperature was recorded on weather computers. At one of the demonstrations, over 50 people representing the United States Forestry Service, Bureau of Land Management, Arizona State Fire, Aire Tanker Operations, and Hazardous Materials Departments were present. We are beginning an interface phase with FlameOut(R) where the attributes of the products fire fighting and environmental capabilities are being introduced into many various methodologies of wildland fire fighting.


      We project logging-related sales in excess of $150,000 for 2004. In 2003 we established logging-related dealers in Texas, Louisiana, Mississippi, Alabama, Georgia, South Carolina, North Carolina, Virginia, West Virginia, Wisconsin and Minnesota. During the first week of May, we will present FlameOut(R) and the Fire Caddy(TM) system to the Forest Resource Association at a joint outdoor logging show to be held on the property of International Paper Company in Arkansas. Specially established control burns using FlameOut(R) and Fire Caddy(TM) systems have been approved in order to enhance our presentations.


      On April 3, 2004, FirePower was introduced for the first time on QVC. We performed live, on-air demonstrations of FirePower(TM)'s amazing capabilities. FirePower(TM) has been approved for programming as "Today's Special Value" in long term planning. This type of promotion involves conducting 8 to 10 appearances in a 24-hour period.

      The next airing of FirePower(TM) will be the first of June 2004, during QVC's fire prevention show. We have submitted artwork and packaging to Home Shopping Network for the airing of FirePower(TM). On May 5, 2004, we met with representatives of Live Shop TV for the proposal of negotiating an agreement for using FirePower(TM), the Hose Caddy(TM) and Fire Caddy(TM) on a TV infomercial.


      FirePower(TM) has been preliminarily approved for inclusion in the WW Grainger "red catalog" for 2005 that goes to press in May 2004. We anticipate the first order for product late in the third quarter or early in the fourth quarter 2004.

Cosmetics

      We have two products at QVC under review for quality assurance - "Beach in the Bag," featuring our Pannache Sunless Tanner, and the "Pampering Pail," featuring sugar scrubs and exfoliators for the feet and elbows. We will soon be submitting a new product package to QVC each month.

      Our future results of operations and the other forward-looking statements contained in this Outlook involve a number of risks and uncertainties. Among the factors that could cause actual results to differ materially are the following: the inability of the company to obtain needed additional capital, loss of personnel, particularly chief executive officer B. Keith Parker, as a result of accident or for health reasons, interruptions in the supply of inventory from manufacturers of the inventory, the development of a competing fire suppressant by a well-capitalized competitor that either is able to develop a new product with the same attributes as our fire suppressant or is able to discover the additives to our fire suppressant that give it its unique and superior qualities, and an accident involving life or serious bodily harm that fairly or unfairly would bring into question the safety of using the company's fire suppressant products.

                            DESCRIPTION OF PROPERTIES

      We own no plants or real property. We lease space for our offices and for storing inventory.

      FACILITIES

      We lease 4,500 square feet of space in Longview, Texas for our offices and for inventory storage at $1,700 per month. Additional warehouse space of 1,600 square feet is leased for $400 a month for stored inventory. We believe all space requirements can be met at its present location for at least the next year.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

      Summit Technologies, prior to its merger with our company, paid $30,000 to Moonlighting Distribution Corporation for the exclusive license to distribute products manufactured by Moonlighting Distribution Corporation - STRESSEX(TM), PANNACHE(TM), and TRIM-AWAY(TM). B. Keith Parker and his spouse, Paula Parker, who were officers and directors of Summit Technologies, own 52.5 percent of the capital stock of Moonlighting. Summit Environmental will pay royalties to Moonlighting for the exclusive licensing rights to the products from Moonlighting.

      Summit Technologies' and, now, our company's distribution rights to BioGenesis's fire suppression products were acquired not from BioGenesis, but, rather, from Moonlighting Distribution Corporation, which had acquired these rights before Summit Technologies was formed. In exchange for the transfer of these rights to Summit Technologies, it issued 350,000 shares of its common stock to Moonlighting Distribution Corporation, paid $10,000 to Moonlighting, and will pay to Moonlighting a royalty of $0.50 for each 16-ounce can of FIREPOWER 911(TM), $0.35 for each 1-liter can of FIREPOWER(TM), and $0.50 for each gallon of FLAMEOUT(R).

      On November 2, 1998, BioGenesis assigned to Summit Technologies all patents and intellectual property rights associated with the fire suppressant products. Because of our merger with Summit Technologies, these rights are now owned by our company. The obligation to pay licensing fees to BioGenesis merged with the acquisition of the patent rights and, accordingly, was extinguished.

The obligation to pay the above-described annual royalties to Moonlighting, however, did not so merge and will continue in effect during the term of the exclusive license obtained from Moonlighting.

      PARENTS OF THE COMPANY

      Moonlighting Distribution Corporation ("Moonlighting") is affiliated with the company through the common control of it and our company by B. Keith Parker and Paula Parker, husband and wife, who are directors of each corporation, own
52.5 percent of the capital stock of Moonlighting (which itself owns 2.9 percent of the capital stock of the company) and own of record 19.4 percent of the capital stock of the company.

            MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

      Summit's Common Stock presently trades on the OTC Bulletin Board, having been added to the OTC Bulletin Board on April 5, 1999. The high and low bid and asked prices, as reported by the OTC Bulletin Board, are as follows for 2002 and 2003. The quotations reflect inter-dealer prices, without retail mark-up, mark-down or commission and may not represent actual transactions.

      2002:
            1st Qtr.          0.90        0.20
            2nd Qtr.          0.75        0.26
            3rd Qtr.          0.35        0.18
            4th Qtr.          0.30        0.20

      2003:
            1st Qtr.          0.27        0.20
            2nd Qtr.          0.35        0.18
            3rd Qtr.          0.26        0.16
            4th Qtr.          0.25        0.14


      Holders. Based on information provided by our transfer agent, we had 667 shareholders of record of our common stock on May 10, 2004.


      Dividends. We have declared no dividends on our Common Stock. There are no restrictions that would or are likely to limit the ability of the company to pay dividends on its Common Stock, but we have no plans to pay dividends in the foreseeable future and intends to use earnings for the expansion of its business.

Recent Sales of Unregistered Securities. In 2001 we sold 320,000 shares of our common stock for cash at $0.50 a share to accredited investors in an offering exempt from registration pursuant to Regulation D, Rule 506 of the Commission. We also issued 930,000 shares of our common stock for cash at $0.35 a share to persons that exercised stock purchase warrants they had acquired in 1999 and 2000. These purchasers were all accredited investors, and the offering was exempt from registration pursuant to Regulation D, Rule 506 of the Commission.

      During 2002 we issued 355,000 shares of our common stock to officers of the company at $0.25 a share for services rendered; 40,000 and 11,200 shares at $0.19 a share and $0.25 a share, respectively, for services rendered by outside companies; and 400,000 shares at $0.60 a share for advertising and marketing services to be rendered by an outside company. During 2002 we also issued 938,000 shares of common stock for cash at $0.25 a share with stock purchase warrants of one warrant a share purchased and 560,000 shares for cash at $0.50 a share with one stock purchase warrant for each two shares purchased. These purchasers were all accredited investors, and the offerings were exempt from registration pursuant to Regulation D, Rule 506 of the Commission.

      During 2003 we issued 210,000 shares of our common stock to officers of the company at the following prices per share for services rendered: 15,000 shares at $0.33 per share, 15,000 shares at $0.18 per share, 15,000 shares at $0.28 per share, 15,000 shares at $0.24 per share, 90,000 shares at $0.22 per share, and 60,000 shares at $0.22 per share. We issued 360,000 shares of our common stock at $0.32 per share and 180,000 purchase warrants exercisable at $1.00 per share to purchase the worldwide exclusive marketing rights to the BioRemediation Technology and 6,000 shares of our common stock at $0.33 per share and 44,000 shares at $0.30 per share for legal services. During 2003, we issued 290,000 shares of our common stock for cash at $0.25 per share. We sold 1,079,000 shares of common stock for cash at $0.20 per share with stock purchase warrants of one warrant per share purchased. We also issued 432,000 shares at $0.25 per share to persons that exercised stock purchase warrants they had acquired in previous stock purchases. These purchases were all accredited investors, and the offerings were exempt from registration pursuant to Regulation D, Rule 506 of the Commission.

                             PENNY STOCK REGULATIONS

      There is no way to predict a price range within which the company's common stock will trade. We expect trading to commence on the OTC Bulletin Board at a price less than $5 a share. Accordingly, the company's common stock, initially at least, would be subject to the rules governing "penny stocks."

      A "penny stock" is any stock that:

      o     sells for less than $5 a share.

      o is not listed on an exchange or authorized for quotation on The Nasdaq Stock Market, and

      o is not a stock of a "substantial issuer." The company is not now a "substantial issuer" and cannot become one until it has net tangible assets of at least $5 million, which it does not now have.

      There are statutes and regulations of the Securities and Exchange Commission (the "Commission") that impose a strict regimen on brokers that recommend penny stocks.

            The Penny Stock Suitability Rule

      Before a broker-dealer can recommend and sell a penny stock to a new customer who is not an institutional accredited investor, the broker-dealer must obtain from the customer information concerning the person's financial situation, investment experience and investment objectives. Then, the broker-dealer must "reasonably determine" (1) that transactions in penny stocks are suitable for the person and (2) that the person, or his advisor, is capable of evaluating the risks in penny stocks.

      After making this determination, the broker-dealer must furnish the customer with a written statement setting forth the basis for this suitability determination. The customer must sign and date a copy of the written statement and return it to the broker-dealer.

      Finally the broker-dealer must also obtain from the customer a written agreement to purchase the penny stock, identifying the stock and the number of shares to be purchased.

      The above exercise delays a proposed transaction. It causes many broker-dealer firms to adopt a policy of not allowing their representatives to recommend penny stocks to their customers.

      The Penny Stock Suitability Rule, described above, and the Penny Stock Disclosure Rule, described below, do not apply to the following:

      o     transactions not recommended by the broker-dealer,

      o     sales to institutional accredited investors,

      o sales to "established customers" of the broker-dealer - persons who either have had an account with the broker-dealer for at least a year or who have effected three purchases of penny stocks with the broker-dealer on three different days involving three different issuers, and

      o transactions in penny stocks by broker-dealers whose income from penny stock activities does not exceed five percent of their total income during certain defined periods.

            The Penny Stock Disclosure Rule

      Another Commission rule - the Penny Stock Disclosure Rule - requires a broker-dealer, who recommends the sale of a penny stock to a customer in a transaction not exempt from the suitability rule described above, to furnish the customer with a "risk disclosure document." This document includes a description of the penny stock market and how it functions, its inadequacies and shortcomings, and the risks associated with investments in the penny stock market. The broker-dealer must also disclose the stock's bid and ask price information and the dealer's and salesperson's compensation related to the proposed transaction. Finally, the customer must be furnished with a monthly statement including prescribed information relating to market and price information concerning the penny stocks held in the customer's account.

            Effects of the Rule

      The above penny stock regulatory scheme is a response by the Congress and the Commission to known abuses in the telemarketing of low-priced securities by "boiler shop" operators. The scheme imposes market impediments on the sale and trading of penny stocks. It has a limiting effect on a stockholder's ability to resell a penny stock.

      The company's shares likely will trade below $5 a share on the OTC Bulletin Board and be, for some time at least, shares of a "penny stock" subject to the trading market impediments described above.

                             EXECUTIVE COMPENSATION

      Mr. Parker, the chief executive officer of Summit Environmental Corporation, receives a salary of $7,500 a month, the use of a rental automobile, gasoline for the automobile and a membership in a country club in Longview, Texas. Mrs. Parker, vice president, receives a salary of $5,000 a month, the use of a rental automobile and gasoline for the automobile.

      STOCK OPTIONS. Pursuant to the Corporation's 1998 Stock Option Plan and 2004 Stock Option Plan, the directors issued options to purchase shares of Common Stock of the Corporation to the following persons in the amounts and subject to the exercise prices set forth opposite their names:


-----------------------------------------------------------------------------------------------
                                           INCENTIVE STOCK  NON-QUALIFIED  EXERCISE
GRANTEE                  POSITION              OPTIONS      STOCK OPTIONS    PRICE    EXPIRES
-----------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------
Dean Haws                Director                                  40,000      $0.30  9/2009
                                                                   40,000        .30  8/2012
                                                                   80,000        .16  2/2014
-----------------------------------------------------------------------------------------------
Jim Roach                Director                                  40,000      $0.30  9/2009
                                                                   40,000        .30  8/2012
                                                                   80,000        .16  2/2014
-----------------------------------------------------------------------------------------------
Thomas Kenan             Director                                  40,000      $0.30  9/2009
                                                                   40,000        .30  8/2012
                                                                   80,000        .16  2/2014
-----------------------------------------------------------------------------------------------
Charles Wilde            Former Director                           10,000      $1.00  9/2209
-----------------------------------------------------------------------------------------------
John Brooks              Former Director                           40,000      $1.00  9/2009
                                                                   40,000        .30  8/2012
-----------------------------------------------------------------------------------------------
Mohsen Amiran            Director                                  25,000      $0.30  9/2209
                                                                   40,000        .30  8/2012
                                                                   80,000        .16  2/2014
-----------------------------------------------------------------------------------------------
Dennis Stripling         Director                                  40,000       $.30  8/2012
                                                                   80,000        .16  2/2014
-----------------------------------------------------------------------------------------------
Chris Dellinges          Director                                  40,000       $.30  8/2012
                                                                   80,000        .16  2/2014
-----------------------------------------------------------------------------------------------
Tom Rouse                Consultant                                 6,250      $1.00  9/2209
-----------------------------------------------------------------------------------------------
Jennifer Woolbert        Employee                                  10,000      $0.30  3/2013
                                                                    2,500        .16  2/2014
-----------------------------------------------------------------------------------------------
Don Burns                Consultant                               100,000       $.16  2/2006
-----------------------------------------------------------------------------------------------
MPI/GTM                  Consultant                               250,000       $.50  7/2011
-----------------------------------------------------------------------------------------------

      DIRECTORS. There are no arrangements pursuant to which directors of the company are compensated for their services as a director.

      EMPLOYMENT CONTRACTS. The company has no employment contracts with any person or any compensatory plan or arrangement with any person that would result from the resignation, retirement or any other termination of a person's employment with the company or its subsidiaries or from a change in control of the company or a change in a person's responsibilities following a change in control of the company.

                CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON
                      ACCOUNTING AND FINANCIAL DISCLOSURE

      The principal independent accountant of the company or any significant subsidiary has not resigned, declined to stand for re-election, or been dismissed by the company during the periods for which financial statements are included herein.

                           REPORTS TO SECURITY HOLDERS

      We file reports with the Securities and Exchange Commission. These reports are annual 10-KSB, quarterly 10-QSB and periodic 8-K reports. We will furnish stockholders with annual reports containing financial statements audited by independent public or certified accountants and such other periodic reports as we may deem appropriate or as required by law. The public may read and copy any materials we file with the SEC at the Public Reference Room of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549. The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. Summit is an electronic filer, and the SEC maintains an Internet Web site that contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC. The address of such site is http://www.sec.gov.

                                   LEGAL MATTERS

      Thomas J. Kenan, Esq. of Oklahoma City, Oklahoma has passed and will pass on certain legal matters for the company in connection with the offer and sale of the shares offered herein.

                              FINANCIAL STATEMENTS

      Report of Independent Certified Public Accountants                    F-1
      Balance Sheet December 31, 2003                                       F-2
      Statements of Operations Year Ended December 31, 2003 and 2002
            and Period from August 14, 1997 to December 31, 2003            F-3
      Statements of Changes in Stockholders' Equity for the period from
            August 14, 1997 to December 31, 2003                            F-4
      Statements of Cash Flows Year Ended December 31, 2003 and 2002
            and Period from August 14, 1997 to December 31, 2003            F-5
      Notes to Financial Statements                                         F-6

      Condensed Balance Sheets March 31, 2004 (Unaudited) and
            December 31, 2003 (Audited)                                     F-14
      Statements of Operations Three Months Ended March 31, 2004 and 2003
            and Period from August 14, 1997 to March 31, 2004               F-15
      Statements of Cash Flows Three Months Ended March 31, 2004 and 2003
            and Period from August 14, 1997 to March 31, 2004               F-16
      Notes to Financial Statements  (Unaudited)                            F-17

Report of Independent Certified Public Accountants



Board of Directors and Stockholders
Summit Environmental Corporation, Inc.
Longview, Texas


We have audited the accompanying balance sheet of Summit Environmental Corporation, Inc. (A Development Stage Company) as of December 31, 2003 and the related statements of operations, changes in stockholders' equity and cash flows for each of the two years in the period ended December 31, 2003 and the period from August 14, 1997 (Date of Inception) to December 31, 2003. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion,  the financial  statements  referred to above present fairly, in all material respects, the financial position of Summit Environmental Corporation, Inc. as of December 31, 2003, and the results of its operations and its cash flows for each of the two years in the period ended December 31, 2003 and the period from August 14, 1997 (Date of Inception) to December 31, 2003, in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 11 to the financial statements, the Company has suffered recurring losses from operations. This raises substantial doubt about the Company's ability to continue as a going concern. Management's plans in regard to these matters are also described in
Note 11. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.


/s/ Lane Gorman Trubitt, L.L.P.


Dallas, Texas
February 20, 2004

                     Summit Environmental Corporation, Inc.
                          (A Development Stage Company)
                                  BALANCE SHEET
                                December 31, 2003

                                     ASSETS

CURRENT ASSETS

Cash and cash equivalents                                                             $ 114,054
Accounts receivable, less allowance of  $166,321                                         29,444
Note receivable - related party, less allowance of  $20,496                                  --
Inventories                                                                             209,694
Prepaid expenses                                                                         79,916
                                                                                        -------
Total current assets                                                                    433,108
                                                                                       --------

PROPERTY AND EQUIPMENT - AT COST

Office furniture and equipment                                                           58,235
Leasehold improvements                                                                   13,760
Accumulated depreciation and amortization                                               (41,868)
                                                                                        --------
Net property and equipment                                                               30,127
                                                                                        -------

OTHER ASSETS

Prepaid royalties                                                                       511,859
Deposits                                                                                  2,180
Patent and licenses, net of acumulated amortization of  $841,227                      1,708,973
                                                                                     ----------
Total other assets                                                                    2,223,012
                                                                                     ----------
Total assets                                                                       $  2,686,247
                                                                                   ============

LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES

Notes payable                                                                      $     39,500
Accounts payable                                                                         71,730
Accrued liabilities                                                                      32,588
                                                                                        -------
Total current liabilities                                                               143,818
                                                                                       --------

COMMITMENTS AND CONTINGENCIES                                                                --

STOCKHOLDERS' EQUITY

Preferred stock, par value $.001; 10,000,000 shares authorized; no shares issued             --
Common stock, par value $.001; 40,000,000 shares authorized;
16,899,194 shares issued and outstanding                                                 16,900
Subscription to capital                                                                 300,800
Additional paid-in capital                                                            8,329,609
Deficit accumulated in development stage                                             (6,079,880)
                                                                                     -----------
                                                                                      2,567,429
Less 10,000 shares of common stock in treasury - at cost                                (25,000)
                                                                                        --------
Total stockholders' equity                                                            2,542,429
                                                                                     ----------
Total liabilities and stockholders' equity                                         $  2,686,247
                                                                                   ============


The accompanying notes are an integral part of these financial statements.

                     Summit Environmental Corporation, Inc.
                          (A Development Stage Company)
                            STATEMENTS OF OPERATIONS

                                                                                                   Period from
                                                             Years Ended December 31,             August 14, 1997
                                                         ---------------------------------    (date of inception) to
                                                             2003                 2002           December 31, 2003
                                                         ------------         ------------    -----------------------
SALES                                                    $    180,687         $    127,607         $    887,255

COST OF SALES
Cost of sales                                                  84,381               63,974              350,091
Provision for inventory losses                                364,485                   --              364,485
                                                         ------------         ------------         ------------
Total cost of sales                                           448,866               63,974              714,576
                                                         ------------         ------------         ------------


Gross profit (loss)                                          (268,179)              63,633              172,679
                                                         ------------         ------------         ------------

OPERATING EXPENSES
Selling, general, and administrative expenses                 744,029            1,222,839            5,291,050
Amortization                                                  168,093              162,335              850,924
Depreciation                                                    9,866               11,220               66,837
                                                         ------------         ------------         ------------
Total operating expenses                                      921,988            1,396,394            6,208,811
                                                         ------------         ------------         ------------

Net loss from operations                                   (1,190,167)          (1,332,761)          (6,036,132)

OTHER INCOME (EXPENSE)
Interest income                                                 1,333                2,493               61,713
Interest expense                                                   --               (2,923)             (16,401)
Loss on sale of assets                                             --                   --               (2,753)
Miscellaneous                                                   2,842                4,679              (33,287)
                                                         ------------         ------------         ------------
                                                                4,175                4,249               75,846
                                                         ------------         ------------         ------------

Net loss before income tax                                 (1,185,992)          (1,328,512)          (5,960,286)

INCOME TAXES                                                       --                   --                   --

Net loss before cumulative effect of the
   change in accounting principle                          (1,185,992)          (1,328,512)          (5,960,286)

Cumulative effect on prior years of change in
   accounting principle, net of tax                                --                   --             (119,594)
                                                         ------------         ------------         ------------

NET LOSS                                                 $ (1,185,992)        $ (1,328,512)        $ (6,079,880)
                                                         ============         ============         ============

NET LOSS PER SHARE before cumulative
   effect of the change in accounting principle          $      (0.07)        $      (0.09)        $      (0.55)

Cumulative effect on prior years of the change in
   accounting principle                                            --                   --                (0.01)
                                                         ------------         ------------         ------------

NET LOSS PER SHARE                                       $      (0.07)        $      (0.09)        $      (0.56)
                                                         ============         ============         ============

WEIGHTED AVERAGE SHARES                                    16,375,542           14,037,379           10,800,157
                                                         ============         ============         ============

The accompanying notes are an integral part of these financial statements.

                     SUMMIT ENVIRONMENTAL CORPORATION, INC.
                          (A Development Stage Company)
            STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY Period From
            August 14, 1997 (Date of Inception) to December 31, 2003




                                                                    Common Stock
                                                           ---------------------------        Additional        Subscription
                                                              Shares            Amount      Paid-in Capital      to Capital
                                                           -----------         -------        -----------         ---------
Balances, August 14, 1997 (Date of Inception)                       --         $    --        $        --         $      --

Issued for cash ($.46 per share)                               100,000           1,000             45,000                --
Net earnings                                                        --              --                 --                --
                                                           -----------         -------        -----------         ---------

Balances, December 31, 1997                                    100,000           1,000             45,000                --

Adjustment for 33.6-for-1 stock split                        3,260,000           2,360             (2,360)               --
Sale of 500,000 shares ($.20 per share)                        500,000             500             99,500                --
Sale of 1,000,000 shares ($.29 per share)                    1,000,000           1,000            289,000                --
Summit Environmental Corporation, Inc.                              --              --
  merger 750,000 shares (.001 per share)                       750,000             750               (750)               --
Sale of 250,000 shares ($.60 per share)                        250,000             250            149,750                --
Sale of 384,840 shares ($2.50 per share)                       384,840             385            961,715                --
122,000 shares issued for services ($.14 per share)            122,000             122             17,372                --
750,000 shares issued for patent ($2.50 per share)             750,000             750          1,874,250                --
Sale of 289,854 shares ($2.49 per share)                       289,854             289            721,346                --
Net loss                                                            --              --                 --                --
                                                           -----------         -------        -----------         ---------

Balances, December 31, 1998                                  7,406,694           7,406          4,154,823                --

Sale of 123,000 shares ($2.50 per share)                       123,000             123            307,377                --
Sale of 1,704,000 shares ($.50 per share)                    1,704,000           1,704            850,296                --
Re-purchase of 10,000 shares ($2.50 per share)                      --              --                 --                --
Conversion of long-term debt to 260,000
  shares ($0.50 per share)                                     260,000             260            129,740                --
Correction of shares outstanding                                (1,200)             --                 --                --
Issuance of 875,000 shares ($.40 per share) as
   satisfaction for related party note payable                 875,000             875            349,125                --
Net loss                                                            --              --                 --                --
                                                           -----------         -------        -----------         ---------

Balances, December 31, 1999                                 10,367,494          10,368          5,791,361                --

Sale of 1,533,000 shares ($.50 per share)                    1,533,000           1,533            764,967                --
Issuance of 140,000 shares upon exercise
of stock optionss ($.40 per share)                             140,000             140             55,860                --
62,500 shares issued for services ($.80 per share)              62,500              63             49,937                --
Net loss                                                            --              --                 --                --
                                                           -----------         -------        -----------         ---------

Balances, December 31, 2000                                 12,102,994          12,104          6,662,125                --

Sale of 320,000 shares ($.50 per share)                        320,000             320            159,680                --
Issuance of 930,000 shares upon exercise
of stock options ($.35 per share)                              930,000             930            324,570                --
Net loss                                                            --              --                 --                --
                                                           -----------         -------        -----------         ---------

Balances, December 31, 2001                                 13,352,994          13,354          7,146,375                --

Sale of 560,000 shares ($.50 per share)                        560,000             560            279,440                --
Sale of 938,000 shares ($.25 per share)                        938,000             938            233,562                --
400,000 shares issued for services ($.60 per share)            400,000             400            239,600                --
366,200 shares issued for services ($.25 per share)            366,200             366             91,184                --
40,000 shares issued for services ($.19 per share)              40,000              40              7,560                --
Money received for a 2003 stock purchase                            --              --                 --            60,000
Net loss                                                            --              --                 --                --
                                                           -----------         -------        -----------         ---------
Balances, December 31, 2002                                 15,657,194          15,658          7,997,721            60,000

Sale of 530,000 shares ($.25 per share)                        530,000             530            131,970           (60,000)
Issuance of 92,000 shares upon exercise
of warrants ($.25 per share)                                    92,000              92             22,908            23,000
15,000 shares issued for services ($.18 per share)              15,000              15              2,685                --
150,000 shares issued for services ($.22 per share)            150,000             150             32,850                --
15,000 shares issued for services ($.24 per share)              15,000              15              3,585                --
15,000 shares issued for services ($.25 per share)              15,000              15              3,735                --
15,000 shares issued for services ($.28 per share)              15,000              15              4,185                --
44,000 shares issued for services ($.30 per share)              44,000              44             13,156                --
360,000 shares issued for licenses ($.32 per share)            360,000             360            114,840                --
6,000 shares issued for services ($.33 per share)                6,000               6              1,974                --
Money received for a 2004 stock purchase                            --              --                 --           300,800
Net loss                                                            --              --                 --                --
                                                           -----------         -------        -----------         ---------

Balances, December 31, 2003                                 16,899,194         $16,900        $ 8,329,609         $ 300,800
                                                           ===========         =======        ===========         =========

                                                             Deficit
                                                           Accumulated
                                                               in
                                                           Development         Treasury
                                                              Stage              Stock              Total
                                                           -----------         --------         -----------
Balances, August 14, 1997 (Date of Inception)              $        --         $     --         $        --

Issued for cash ($.46 per share)                                    --               --              46,000
Net earnings                                                    40,762               --              40,762
                                                           -----------         --------         -----------

Balances, December 31, 1997                                     40,762               --              86,762

Adjustment for 33.6-for-1 stock split                               --               --                  --
Sale of 500,000 shares ($.20 per share)                             --               --             100,000
Sale of 1,000,000 shares ($.29 per share)                           --               --             290,000
Summit Environmental Corporation, Inc.
  merger 750,000 shares (.001 per share)                            --               --                  --
Sale of 250,000 shares ($.60 per share)                             --               --             150,000
Sale of 384,840 shares ($2.50 per share)                            --               --             962,100
122,000 shares issued for services ($.14 per share)                 --               --              17,494
750,000 shares issued for patent ($2.50 per share)                  --               --           1,875,000
Sale of 289,854 shares ($2.49 per share)                            --               --             721,635
Net loss                                                      (646,678)              --            (646,678)
                                                           -----------         --------         -----------

Balances, December 31, 1998                                   (605,916)              --           3,556,313

Sale of 123,000 shares ($2.50 per share)                            --               --             307,500
Sale of 1,704,000 shares ($.50 per share)                           --               --             852,000
Re-purchase of 10,000 shares ($2.50 per share)                      --          (25,000)            (25,000)
Conversion of long-term debt to 260,000
  shares ($0.50 per share)                                          --               --             130,000
Correction of shares outstanding                                    --               --                  --
Issuance of 875,000 shares ($.40 per share) as
   satisfaction for related party note payable                      --               --             350,000
Net loss                                                      (991,274)              --            (991,274)
                                                           -----------         --------         -----------

Balances, December 31, 1999                                 (1,597,190)         (25,000)          4,179,539

Sale of 1,533,000 shares ($.50 per share)                           --               --             766,500
Issuance of 140,000 shares upon exercise
of stock optionss ($.40 per share)                                  --               --              56,000
62,500 shares issued for services ($.80 per share)                  --               --              50,000
Net loss                                                    (1,175,650)              --          (1,175,650)
                                                           -----------         --------         -----------

Balances, December 31, 2000                                 (2,772,840)         (25,000)          3,876,389

Sale of 320,000 shares ($.50 per share)                             --               --             160,000
Issuance of 930,000 shares upon exercise
of stock options ($.35 per share)                                   --               --             325,500
Net loss                                                      (792,536)              --            (792,536)
                                                           -----------         --------         -----------

Balances, December 31, 2001                                 (3,565,376)         (25,000)          3,569,353

Sale of 560,000 shares ($.50 per share)                             --               --             280,000
Sale of 938,000 shares ($.25 per share)                             --               --             234,500
400,000 shares issued for services ($.60 per share)                 --               --             240,000
366,200 shares issued for services ($.25 per share)                 --               --              91,550
40,000 shares issued for services ($.19 per share)                  --               --               7,600
Money received for a 2003 stock purchase                            --               --              60,000
Net loss                                                    (1,328,512)              --          (1,328,512)
                                                           -----------         --------         -----------
Balances, December 31, 2002                                 (4,893,888)         (25,000)          3,154,491

Sale of 530,000 shares ($.25 per share)                             --               --              72,500
Issuance of 92,000 shares upon exercise
of warrants ($.25 per share)
15,000 shares issued for services ($.18 per share)                  --               --               2,700
150,000 shares issued for services ($.22 per share)                 --               --              33,000
15,000 shares issued for services ($.24 per share)                  --               --               3,600
15,000 shares issued for services ($.25 per share)                  --               --               3,750
15,000 shares issued for services ($.28 per share)                  --               --               4,200
44,000 shares issued for services ($.30 per share)                  --               --              13,200
360,000 shares issued for licenses ($.32 per share)                 --               --             115,200
6,000 shares issued for services ($.33 per share)                   --               --               1,980
Money received for a 2004 stock purchase                            --               --             300,800
Net loss                                                    (1,185,992)              --          (1,185,992)
                                                           -----------         --------         -----------

Balances, December 31, 2003                                $(6,079,880)        $(25,000)        $ 2,542,429
                                                           ===========         ========         ===========

The accompanying notes are an integral part of these financial statements.

                     SUMMIT ENVIRONMENTAL CORPORATION, INC.
                          (A Development Stage Company)
                            STATEMENTS OF CASH FLOWS


                                                                                                  Period from
                                                                 Years Ended December 31,        August 14, 1997
                                                            -------------------------------    (date of inception) to
                                                               2003                2002          December 31, 2003
                                                            -----------         -----------      -----------------
CASH FLOWS FROM OPERATING ACTIVITIES
  Net loss                                                  $(1,185,992)        $(1,328,512)        $(6,079,880)
  Adjustments to reconcile net loss to cash
used in operating activities
Amortization                                                    168,093             162,335             850,924
Bad debt expense                                                 15,248             137,095             200,778
Provision for inventory losses                                  364,485                  --             364,485
Cumulative effect of change in accounting principle                  --                  --             119,594
Depreciation                                                      9,866              11,220              66,837
Loss on sale of assets                                               --                  --               2,753
Rescission of Lady Burd asset purchase agreement                     --              50,000              50,000
Common stock issued for services                                 62,430             339,150             469,074
Change in operating assets and liabilities:
Accounts receivable                                             (15,579)             (8,252)           (245,957)
Inventories                                                      24,314              76,706            (668,624)
Prepaid expenses and deposits                                    23,744              (6,016)           (499,510)
Accounts payable                                                 17,573              20,168              71,730
Accrued liabilities                                               1,032              10,650              32,588
                                                            -----------         -----------         -----------
Net cash used in operating activities                          (514,786)           (535,456)         (5,265,208)
                                                            -----------         -----------         -----------

CASH FLOWS FROM INVESTING ACTIVITIES
Acquisition of property and equipment                            (2,722)            (12,088)            (86,721)
Proceeds from sale of equipment                                      --                  --              47,440
Organization costs                                                   --                  --            (129,291)
Acquisition of patent                                                --             (25,000)            (50,000)
Acquisition of licenses                                              --                  --             (60,000)
                                                            -----------         -----------         -----------
Net cash used in investing activities                            (2,722)            (37,088)           (278,572)
                                                            -----------         -----------         -----------

CASH FLOWS FROM FINANCING ACTIVITIES
Loan proceeds                                                    39,500                  --              46,054
Loan principal repayments                                            --                  --             (66,990)
Loan principal repayments - related party                            --                  --            (134,265)
Proceeds from sale of stock and exercise of warrants            396,300             574,500           5,813,035
                                                            -----------         -----------         -----------
Net cash provided by financing activities                       435,800             574,500           5,657,834
                                                            -----------         -----------         -----------

NET INCREASE (DECREASE) IN CASH                                 (81,708)              1,956             114,054

Cash - Beginning of period                                      195,762             193,806                  --
                                                            -----------         -----------         -----------

Cash - End of period                                        $   114,054         $   195,762         $   114,054
                                                            ===========         ===========         ===========

SUPPLEMENTAL INFORMATION
Cash paid for interest                                      $        --         $     2,923         $    16,401
Cash paid for income taxes                                           --                  --               7,252
Issuance of common stock for patent                                  --                  --           1,875,000
Issuance of common stock for licenses                           115,200                  --             115,200
Issuance of note payable for patent                                  --                  --             500,000
Issuance of notes payable to purchase equipment                      --                  --             102,561
Conversion of notes payable to common stock                          --                  --             350,000
Conversion of long-term debt to common stock                         --                  --             130,000
Conversion of accounts receivable to note receivable                 --                  --              36,231


The accompanying notes are an integral part of these financial statements.

                     Summit Environmental Corporation, Inc.
                          (a Development Stage Company)
                          NOTES TO FINANCIAL STATEMENTS


SIGNIFICANT ACCOUNTING POLICIES

Business Activity

Summit Environmental Corporation, Inc. (the "Company") was organized in accordance with the Business Corporation Act of the State of Texas on February 2, 1998, for the purpose of merging (the "Merger") with Summit Technologies, Inc., a Texas corporation. The Company continued to exist as the surviving corporation under its present name pursuant to the provisions of the Texas Business Corporation Act. The Merger was effected on December 2, 1998 as a tax-free reorganization accounted for as a pooling of interests.

The Company markets fire suppression materials, environmentally safe cleaning chemicals and natural, botanical cosmetic products. The products are proprietary or are under exclusive license. Marketing efforts include "infomercials" and other television and radio promotion, videotapes, and personal demonstrations. Products are marketed domestically and internationally.

During 2001, the Company began sales of a color cosmetic line to compliment the already developed skin care cosmetic line, Pannache. This product line is environmentally friendly and made with premium botanical and natural essential oils and vitamins.

Change in Accounting Principle

During 1999 the Company changed its method of accounting for organizational costs to conform with requirements of the American Institute of Certified Public Accountants Statement of Position 98-5. The effect of this change was to increase the net loss for 1999 by $93,736 ($0.01 per share).

Revenue Recognition

Revenues from sales of materials and products are recorded at the time the goods are shipped or when title passes.

Cash

The Company maintains cash balances at a financial institution located in Longview, Texas, which at times may exceed federally insured limits. The Company has not experienced any losses in such accounts and believes it is not exposed to any significant credit risk on cash and cash equivalents.

The Company considers all highly liquid investments with a maturity of three months or less when purchased to be cash equivalents.

Accounts Receivable

The Company records accounts receivable at net realizable value. This value includes an appropriate allowance for estimated uncollectible accounts to reflect any loss anticipated on the accounts receivable balances and charged to the provision for doubtful accounts. The Company calculates this allowance based on historical of write-offs, level of past due accounts and relationships with and economic status of the customers.

Inventories

Inventories, which consists of raw materials and products held for resale, is recorded at the lower of cost or market, with cost being determined by the first-in, first-out method. At December 31, 2003, fire suppression inventory was $187,189 and Pannache inventory was $22,505.

                     Summit Environmental Corporation, Inc.
                          (a Development Stage Company)
                          NOTES TO FINANCIAL STATEMENTS

SIGNIFICANT ACCOUNTING POLICIES (continued)

Intangible Assets

Patents and licenses are recorded at cost. Amortization is computed on the straight-line method over the identifiable lives of the patent and licenses.

Income Taxes

The Company provides for income taxes under the asset and liability method. Under the asset and liability method, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recorded or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. Valuation allowances are recognized to limit recognition of deferred tax assets where appropriate. Such allowances may be reversed when circumstances provide evidence that the deferred tax assets will more likely than not be realized.

Property and Equipment

Depreciation and amortization are provided in amounts sufficient to relate the cost of depreciable assets to operations over their estimated service lives by the straight-line method.

Leasehold improvements are amortized over the lives of the respective leases or the service lives of the improvements, whichever is shorter.

Major repairs or replacements of property and equipment are capitalized. Maintenance, repairs and minor replacements are charged to operations as incurred.

When units of property are retired or otherwise disposed of, their cost and related accumulated depreciation are removed from the accounts and any resulting gain or loss is included in operations.

The estimated service lives used in determining depreciation and amortization are:

              Description                            Estimated Service Life

              Office furniture and equipment               5 - 7 years
              Leasehold improvements                         4 years

Advertising and Marketing

Advertising and marketing costs are expensed as incurred, which totaled $24,883 and $306,223 for 2003 and 2002, respectively.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect certain reported amounts and disclosures. Accordingly, actual results could differ from those estimates.

Per Share Information

Per share information is based on the weighted average number of common stock and common stock equivalent shares outstanding. Only basic earnings per share are shown, as there are no dilutive items.

                     Summit Environmental Corporation, Inc.
                          (a Development Stage Company)
                          NOTES TO FINANCIAL STATEMENTS

      SIGNIFICANT ACCOUNTING POLICIES (continued)


      Financial Instruments

      The Company's financial instruments recorded on the balance sheet include cash and cash equivalents, accounts receivable, accounts payable and notes payable. The carrying amounts approximate fair value because of the short-term nature of these items.


      Lady Burd(R)

      During 2002, the Company issued 500,000 shares of stock at $0.45 per share with the intention to purchase the rights to patents from Lady Burd(R). Also included in this exchange were a non-refundable deposit of $25,000 in late 2001 and a payment of $25,000 in early 2002. As part of this transaction, the Company recorded a prepaid royalty asset of $200,000, a patent of $550,000 and an initial liability of $525,000 due to Lady Burd(R) ($50,000 was paid through December 31, 2002).

      Late in 2002, the Company was made aware that Lady Burd(R) did not have the patents on the products that it represented to the Company. Also at this time, Lady Burd(R) notified the Company that they did not have an agreement with the Company and they have no obligation to complete this transaction.

      As a result, as of December 31, 2002, the Company has relieved the prepaid royalty asset of $200,000, the patent of $550,000, the remaining obligation to Lady Burd(R) of $475,000 and has canceled the 500,000 shares of stock issued to Lady Burd(R).

      As of December 31, 2003 lawsuits between Lady Burd(R) and the Company and between the Company and Lady Burd(R) are in process and the outcome is still not determinable.

      New Accounting Standards

      Recent Accounting Pronouncements - During 2003, the Financial Accounting Standards Board (FASB) released Statement No. 149, "Amendment of Statement 133 on Derivative Instruments and Hedging Activities", and Statement No. 150 "Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity". The FASB also revised Statement No. 132, "Employers' Disclosures about Pensions and Other Postretirement Benefits - an amendment of Statements No. 87, 88, and 103". The Company believes that the impact of these new standards will not have a material effect on the Company's financial position, results of operations or disclosures.


1.    INVENTORY

      Inventory is made up of the following as of December 31, 2003:


Finished goods                           $           48,102
Raw materials                                       161,592
                                         ------------------

                                         $          209,694
                                         ==================

2.    PATENT

      On November 2, 1998, the Company purchased via issuance of common stock and a note payable, patent rights and intellectual property to various fire suppression products for a purchase price of $2,375,000. This purchase required cash payments of $500,000 and 875,000 shares of common stock of the Company to be issued and delivered to BioGenesis Enterprises, Inc. The estimated aggregate amortization expense of intangible assets for each of the five succeeding years is $170,013 per year.

3.    LICENSES

      Licenses for exclusive marketing rights to various products have been acquired for fees totaling $175,200 from related parties. The Company is the manufacturer/supplier of the products.


4.    ACCRUED EXPENSES

      Accrued expenses are made up of the following as of December 31, 2003:


      Commissions                         $           14,664
      Salaries                                         9,942
      Other                                            7,982
                                          ------------------
                                          $           32,588
                                          ==================

5. NOTES PAYABLE

      Notes payable consists of the following as of December 31, 2003:

      Note payable to a bank, due on demand, or if no demand is made on May 14, 2004 including interest at 7.00%, secured by substantially all assets of
      the Company and personally guaranteed by a stockholder.    $       39,500
                                                                 ==============


6.    INCOME TAXES

      Deferred tax assets and liabilities are determined based on the difference between the financial statement and tax bases of assets and liabilities as measured by the currently enacted tax rates. Deferred tax expense or benefit is the result of the changes in deferred tax assets and liabilities.

      Deferred income taxes and liabilities arise principally from the temporary differences between financial statement and income tax recognition of depreciation and amortization, bad debts and net operating losses.

      The deferred tax assets include the following components:

      Deferred tax assets:
         Current                                   $           56,549
         Noncurrent                                         2,020,440
      Valuation allowance                                  (2,073,375)
                                                   ------------------
        Deferred tax assets, net                                3,614
                                                   ------------------

      Deferred tax liabilities:
         Current                                                    -
         Noncurrent                                             3,614
                                                   ------------------
                                                                3,614
                                                   $                -
                                                   ==================

      The valuation allowance was established to reduce the deferred tax asset for the amounts that more likely than not will not be realized. This reduction is primarily necessary due to the uncertainty of the Company's ability to utilize all of the net operating loss carryforwards. The valuation allowance increased $402,355 and $450,646 in 2003 and 2002, respectively. The Company has a net operating loss carryforwards of approximately $5,936,000 of which $605,000 expires in 2018, $882,000 expires in 2019,  $1,200,000  expires in 2020,  $819,000  expires in 2021,
      $1,240,000 expires in 2022 and $1,190,000 expires in 2023.

                     Summit Environmental Corporation, Inc.
                          (a Development Stage Company)
                          NOTES TO FINANCIAL STATEMENTS


7.    COMMITMENTS AND CONTINGENCIES

      Leases

      The Company is obligated under various operating leases for equipment, vehicles, and office and warehouse space. Management expects that, in the normal course of business, leases that expire will be renewed by other leases; thus it is anticipated that future minimum lease commitments will not be less than the amount shown for the year ending December 31, 2003. Rent expense for all operating leases was approximately $67,283 and $55,862 for 2003 and 2002, respectively, which includes related party rent expense of $2,217 and $0, respectively.

      At  December  31,  2003,   approximate   rental   commitments   under  all
      noncancellable leases having terms in excess of one year are as follows:


       Year Ending December 31,                          Related Party                Total
       ------------------------                     ------------------  -------------------
              2004                                  $            8,868  $            35,761
              2005                                               8,868               18,168
              2006                                               6,651                8,943
              2007                                                   -                    -
              2008                                                   -                    -
                                                    ------------------  -------------------
                  Total minimum lease payments      $           24,387  $            62,872
                                                    ==================  ===================

      The Company's office lease requires the Company to maintain $250,000 in general liability insurance among other requirements or the landlord has the option to (a) terminate the Company's right to occupy the leased premises by providing the Company with at least 3 days written notice; and
      (b) accelerate all rents which are payable during the remainder of this lease or any renewal period without notice or demand. As of December 31, 2003, the Company does not maintain general liability insurance. Management is in the process of obtaining general liability insurance to satisfy this requirement. The Company's landlord has provided a written notice indicating that they will not terminate the Company's right to occupy the leased premises and will not accelerate all rents payable during the remainder of the lease without notice or demand provided that the Company will provide a copy of the new insurance certificate once coverage is obtained.

      Gain Contingency

      In November, 2002, the Company won a default judgment against Proformance Marketing, LLC (Proformance), a related party, for $204,189. This settlement was a result of the loss of the Company's inventory that was in the possession of Proformance as well as for the collection of two delinquent receivables from Proformance. This inventory was expensed by the Company in 2002 and the corresponding receivables due from Proformance have been allowed for as of December 31, 2003 and 2002. This default judgment balance due of $204,189 is not reflected in the Company's balance sheet as there is doubt as to the collectibility of this balance. As a result, any funds received from Proformance will be recorded as income, net of collection costs, as received.

      Litigation

      The Company is involved in various claims and legal actions arising in the ordinary course of business. These lawsuits are in various stages and a determination as to the outcome of these lawsuits and their effect on the financial statements is not determinable. The Company intends to vigorously defend its positions in regards to these lawsuits. In the opinion of management, the ultimate disposition of these matters will not have a material adverse effect on the Company's financial position.

8.    COMMON STOCK

      Warrants

      During 2003 and 2002, the Company issued warrants to acquire 802,000 and 1,003,000 shares of common stock, respectively, for $0.25 per share through June 11, 2004 in connection with private placement offerings. There are 2,256,500 warrants outstanding at December 31, 2003, all of which are exercisable at $0.25 per share.

                     Summit Environmental Corporation, Inc.
                          (a Development Stage Company)
                          NOTES TO FINANCIAL STATEMENTS

8. COMMON STOCK (continued)

      Common Stock Options

      The sole director and stockholders approved the 1998 Stock Option Plan (the "Plan") of the Company whereby, at the discretion of the directors or of a Stock Option Committee appointed by the board of directors, invited employees of the Company or directors of the Company or consultants to the Company will have the option of subscribing to common shares of the Company based on a price determined by the directors or Stock Option Committee. The number of shares subject to the Plan is 500,000.

      The following schedule summarizes the changes in the Plan for the five years ended December 31, 2003:

                                                                       Option Price
                                                              ------------------------------
                                             Number of                          Total Option
                                              Shares           Per Share            Price
                                             --------         -----------         ---------
Outstanding at December 31, 1998                   --         $        --         $      --
For the year ended December 31, 1999:
    Granted                                   350,000                1.00           350,000
    Exercised                                      --                                    --
                                             --------         -----------         ---------

Outstanding at December 31, 1999              350,000         $      1.00                 $
                                                                                    350,000
For the year ended December 31, 2000:
    Granted                                        --                  --                --
    Exercised                                      --                  --                --
    Expired                                   (85,000)              (1.00)          (85,000)
                                             --------         -----------         ---------


Outstanding at December 31, 2000              265,000         $      1.00         $ 265,000
(127,500 exercisable)

For the year ended December 31, 2001:
    Granted                                        --                  --                --
    Exercised                                      --                  --                --
    Expired                                   (66,250)              (1.00)          (66,250)
                                             --------         -----------         ---------

Outstanding at December 31, 2001              198,750         $      1.00         $ 198,750
(95,000 exercisable)                         --------         -----------         ---------

For the year ended December 31, 2002:
    Granted                                   280,000                0.30            84,000
    Exercise price reduction                       --               (0.70)         (129,500)
    Exercised                                      --                  --                --
                                             --------         -----------         ---------
    Expired                                   (13,750)              (1.00)          (13,750)

Outstanding at December 31, 2002              465,000                0.30           139,500
(465,000 exercisable)                        --------         -----------         ---------

For the year ended December 31, 2003:
    Granted                                    10,000                0.30             3,000
    Exercised                                      --                  --                --
    Expired                                   (80,000)              (0.30)          (24,000)
                                             --------         -----------         ---------

Outstanding at December 31, 2003              395,000         $      0.30         $  18,500
(395,000 exercisable)                        ========         ===========         =========

During 2002, the Company reduced the exercise price for all stock options from $1.00 per share to $0.30 per share.

During 2001, the Company issued options outside the Plan to purchase 250,000 shares of common stock at $0.50 to a strategic alliance partner. These stock options are exercisable as of December 31, 2003 and expire June 30, 2004.

During 2001, the Company issued options outside the Plan to purchase 150,000 shares of common stock at $0.40 to a marketing partner. These stock options expired in 2002.

                     Summit Environmental Corporation, Inc.
                          (a Development Stage Company)
                          NOTES TO FINANCIAL STATEMENTS


8.    COMMON STOCK (Continued)

      In compliance with Statement of Financial Accounting Standards No. 148, the Company recognizes and measures compensation costs related to the Employee Plan utilizing the intrinsic value based method. Accordingly, no compensation cost has been recorded. Had compensation expense been determined on the fair value of awards granted, net loss and loss per share would have been as follows:

                                                               2003                                      2002
                                               -------------------------------------  ---------------------------------------
                                                  As Reported          Pro forma           As Reported          Pro forma
                                               -------------------------------------  ---------------------------------------
       Net loss                                $     (1,185,992)  $      (1,188,394)  $      (1,328,512)  $        (1,409,971)
       Loss per share                          $           (.07)  $            (.07)  $            (.09)  $              (.10)

      The fair value of all options and warrants are estimated using the Black-Scholes option-pricing model with the following weighted-average assumptions: risk free interest rate of 3.92% for 2003 and 4.29% for 2002, expected life of 1 - 10 years; expected volatility of 128% for 2003 and 143% for 2002; dividend yield of 0%; and an exercise price of $0.30 for 2003 and an exercise price of $0.35 to $0.50 for 2002. The fair values generated by the Black-Scholes model may not be indicative of the future benefit, if any, which may be received by the holders.

      Common Stock Issued for Services Rendered

      During 2003, the Company issued 210,000 shares of stock ranging from $0.18 to $0.28 per share to officers of the Company for services rendered. During 2002, the Company issued 355,000 shares of stock at $0.25 per share to officers of the Company for services rendered.

      During 2003, the Company issued 44,000 and 6,000 shares at $0.30 and $0.33 per share respectively, for services rendered by outside companies. During 2002, the Company issued 40,000 and 11,200 shares at $0.19 and $0.25 per share respectively, for services rendered by outside companies. During 2002, the Company issued 400,000 shares at $0.60 per share for advertising and marketing rendered by an outside company on behalf of the Company.

      During 2003, the Company issued 360,000 shares of stock at $0.32 per share for licenses.


9.    RELATED PARTY TRANSACTIONS

      The following transactions occurred between the Company and related parties:

      The Company and another business with common shareholders share office space and the related expenses.

      Sales totaling $8,823 and $5,040 were made to related parties in 2003 and 2002, respectively.

      At December 31, 2003, accounts receivables from related parties totaled $3,500 net of allowances of $150,537. Notes receivable from a related party totaled $20,496, all of which was reserved for at December 31, 2003.

      The Company has a royalty payable to a related party with a balance of $4,967 as of December 31, 2003. This balance is included in accounts payable on the balance sheet.

      The  Company   acquired  a  patent  from  BioGenesis   Enterprises,   Inc.
      (BioGenesis) on November 2, 1998 (see Note 2). The purchase agreement requires the Company to pay BioGenesis a periodic royalty of $.50 per 16-oz. can and an equivalent (approximately 7%) on all other product categories using the fire suppressant technology. One-half of all periodic royalty fees due to BioGenesis will be credited against the advance royalty fee (until fully recovered) and one-half will be paid to BioGenesis in cash on the 30th of each month based upon invoiced sales through the close of the preceding month. The Company has prepaid royalties to BioGenesis totaling $511,859 as of December 31, 2003. Included in accounts payable is $9,300 due to BioGenesis at December 31, 2003.

                     Summit Environmental Corporation, Inc.
                          (a Development Stage Company)
                          NOTES TO FINANCIAL STATEMENTS

9.    RELATED PARTY TRANSACTIONS (continued)

      During 1998, the Company purchased a license for various products from an entity with common shareholders and management members of the Company, and paid $60,000 for such license.

      During 2003, the Company purchased a license for various products from an entity with common shareholders and management members of the Company, and paid $115,200 for such license.


10.   CONCENTRATIONS

      Approximately 35% and 23% of sales were made to two customers in 2003 and 2002, respectively. These customers were different for each year presented. Accounts receivable from the two customers were $11,366 and $6,094 in 2003 and 2002, respectively.


11.   FINANCIAL RESULTS AND LIQUIDITY

      The accompanying financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. As shown in the accompanying financial statements, the Company has incurred net losses of $1,185,992 and $1,328,512 for the years ended December 31, 2003 and 2002 respectively, and has incurred losses of $6,079,880 since inception. The Company also has negative cash flows from operations of $514,786 and $535,456 for the years ended December 31, 2003 and 2002 respectively and has used cash in operations of $5,265,208 since inception. These factors, among others, may indicate that the Company will be unable to continue as a going concern for a reasonable period of time. The financial statements do not include any adjustments relating to the recoverability and classification of recorded assets, or the amounts and classification of liabilities that might be necessary in the event the Company cannot continue in existence.

      Despite its negative cash flow, the Company has been able to secure financing to support its operations to date. Going forward, additional cash will be needed to implement the proposed business plan and to fund losses until the Company becomes profitable. Where there is no assurance that funding will be available to execute the plan, the Company is continuing to seek financing to support its turnaround efforts and is exploring a number of alternatives in this regard. Management is exploring alternatives that include seeking strategic investors and implementing cost reduction programs. There can be no assurance that management's efforts in this regard will be successful. The Company believes that the capital raised in fiscal 2003 and 2004 will be sufficient to support the Company's liquidity requirements through December 31, 2004, depending on operating results. Management believes that, despite the financial hurdles and funding uncertainties going forward, it has under development, a business plan that if successfully funded and executed as part of the financial restructuring, can significantly improve operating results.

12.   SIGNIFICANT FOURTH-QUARTER EVENTS (UNAUDITED)

      In the fourth quarter of 2003, as a result of a thorough review of the product lines, the Company recorded a provision for inventory losses of $364,485 which was charged to operations. The Company also corrected revenues in the fourth quarter of 2003 as a result of an improperly recorded sale in the third quarter of 2003. The effect of this correction decreases revenues and accounts receivable by $79,000 at September 30, 2003. The accompanying financial statements for 2003 have been adjusted for these events.

13.   SUBSEQUENT EVENT (UNAUDITED)

      On February 12, 2004, the Company's Board of Directors agreed to grant 20,000 stock options to each director for Board Service and 20,000 shares to each committee member at $0.16 per share. There were 480,000 total stock options granted to Directors.

                     SUMMIT ENVIRONMENTAL CORPORATION, INC.
                          (A Development Stage Company)
                            CONDENSED BALANCE SHEETS

                                                                                  March 31, 2004  December 31, 2003
                                                                                    (Unaudited)       (Audited)
                     ASSETS                                                         ------------    ------------
CURRENT ASSETS
 Cash and Cash Equivalents                                                         $     76,114    $    114,054
 Accounts Receivable, Less Allowance of $166,321                                         55,096          29,444
 Note receivable - related party, less allowance of 20,496                                   --              --
 Inventory                                                                              243,961         209,694
 Prepaid Expenses                                                                        72,774          79,916
                                                                                   ------------    ------------
    Total Current Assets                                                                447,945         433,108
                                                                                   ------------    ------------

PROPERTY AND EQUIPMENT AT COST
 Property and Equipment                                                                  58,235          58,235
 Leasehold Improvements                                                                  13,877          13,760
 Accumulated Depreciation and Amortization                                              (44,673)        (41,868)
                                                                                   ------------    ------------
    Net Property and Equipment                                                           27,439          30,127
                                                                                   ------------    ------------

OTHER ASSETS
 Prepaid Royalties                                                                      511,859         511,859
 Deposits                                                                                 2,180           2,180
 Patents and Licenses (net of accumulated amortization
  of $881,811 and $841,227 respectively)                                              1,668,389       1,708,973
                                                                                   ------------    ------------
    Total Other Assets                                                                2,182,428       2,223,012
                                                                                   ------------    ------------

TOTAL ASSETS                                                                       $  2,657,812    $  2,686,247
                                                                                   ============    ============

                            LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES
 Accounts Payable                                                                  $     89,147    $     71,730
 Notes Payable                                                                           39,500    $     39,500
 Accrued Liabilities                                                                     33,226          32,588
                                                                                   ------------    ------------
    Total Current Liabilities                                                           161,873         143,818
                                                                                   ------------    ------------


STOCKHOLDERS' EQUITY
 Preferred stock, par value $.001; 10,000,000
  shares authorized, no shares issued
 Common stock, par value $.001; 40,000,000
  shares authorized, 18,370,694 & 16,899,194
  shares issued and outstanding respectively                                             18,872          16,900
 Common stock subscribed                                                                128,000         300,800
 Additional Paid in Capital                                                           8,638,062       8,329,609
 Deficit Accumulated in Development Stage                                            (6,263,995)     (6,079,880)
 Treasury Stock                                                                         (25,000)        (25,000)
                                                                                   ------------    ------------
   Total Stockholders' Equity                                                         2,495,939       2,542,429
                                                                                   ------------    ------------

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                                         $  2,657,812    $  2,686,247
                                                                                   ============    ============


                     SUMMIT ENVIRONMENTAL CORPORATION, INC.
                          (A Development Stage Company)
                            STATEMENTS OF OPERATIONS
                                   (Unaudited)

                                                         THREE MONTHS ENDED
                                                              MARCH 31             PERIOD FROM
                                                              --------           AUGUST 14, 1997 TO
                                                        2004           2003        MARCH 31, 2004
                                                    ------------    ------------    ------------

SALES                                                     42,028    $     42,681    $    929,283

COST OF SALES                                             17,693          16,981         732,269
                                                    ------------    ------------    ------------

GROSS PROFIT                                              24,335          25,700         197,014
                                                    ------------    ------------    ------------

OPERATION EXPENSES
    Selling, general, and administrative expenses        162,354         156,083       5,453,404
    Amortization                                          40,584          40,853         891,508
    Depreciation                                           2,805           2,805          69,642
                                                    ------------    ------------    ------------
      Total operating expense                            205,743         199,741       6,414,554
                                                    ------------    ------------    ------------

NET EARNINGS (LOSS) FROM OPERATIONS                     (181,408)       (174,041)     (6,217,540)

OTHER INCOME
    Interest income                                           73             576          61,786
    Interest expense                                        (691)                        (17,092)
    Royalty income                                            --             652              --
    Gain/Loss on Sale of Asset                                --              --          (2,753)
    Miscellaneous                                         (2,089)             --          31,198
                                                    ------------    ------------    ------------
      Total other income (expense)                        (2,707)          1,228          73,139
                                                    ------------    ------------    ------------

NET LOSS BEFORE CUMULATIVE EFFECT OF THE
CHANGE IN ACCOUNTING PRINCIPLE                          (184,115)       (172,813)     (6,144,401)
                                                    ------------    ------------    ------------

Cumulative effect on prior years of the change
in accounting principle, net of tax                           --              --        (119,594)
                                                    ------------    ------------    ------------

NET LOSS                                            $   (184,115)   $   (172,813)   $ (6,263,995)
                                                    ============    ============    ============

NET LOSS PER SHARE BEFORE CUMULATIVE
EFFECT OF THE CHANGE IN ACCOUNTING PRINCIPLE               (0.01)   $      (0.01)   $      (0.55)
                                                    ------------    ------------    ------------

Cumulative effect on prior years of the change in
accounting principle                                          --              --           (0.01)

NET EARNINGS (LOSS) PER SHARE                       $      (0.01)   $      (0.01)   $      (0.56)
                                                    ============    ============    ============

WEIGHTED AVERAGE SHARES                               18,222,157      15,859,778      11,080,232


                     SUMMIT ENVIRONMENTAL CORPORATION, INC.
                          (A DEVELOPMENT STAGE COMPANY)
                            STATEMENTS OF CASH FLOWS
                                   (Unaudited)

                                                                                   THREE MONTHS ENDED
                                                                                         MARCH 31             PERIOD FROM
                                                                                 ------------------------  AUGUST 14, 1997 TO
                                                                                   2004            2003      MARCH 31, 2004
                                                                                -----------    -----------    -----------
CASH FLOWS FROM OPERATING ACTIVITIES

Net loss                                                                        $  (184,115)   $  (172,813)   $(6,263,995)
Adjustments to reconcile net earnings (loss) to cash
used in operating activities
  Amortization                                                                       40,584         40,853        891,508
  Bad debt expense                                                                       --        200,778
  Provision for inventory losses                                                    364,485
  Cumulative effect of change in accounting principle                                    --        119,594
  Depreciation                                                                        2,805          2,805         69,642
  Gain (loss) on sale of assets                                                          --          2,753
  Recission of Lady Burd asset purchase agreement                                    50,000
  Common stock issued for services                                                    9,625          4,800        478,699
  Change in assets and liabilities
    Accounts receivable                                                             (25,652)         6,654       (271,609)
    Note receivable                                                                      --             --
    Inventory                                                                       (34,267)         4,206       (702,891)
    Prepaid expenses and deposits                                                     7,142             --       (492,368)
    Accounts payable                                                                 17,417          5,650         89,147
    Accrued liabilities                                                                 638           (243)        33,226
                                                                                -----------    -----------    -----------
      Net cash used in operating activities                                        (165,823)      (108,088)    (5,431,031)
                                                                                -----------    -----------    -----------

CASH FLOWS FROM INVESTING ACTIVITIES
Acquisition of property and equipment                                                  (117)          (874)       (86,838)
Organization costs                                                                       --       (129,291)
Acquisition of licenses/patents                                                          --       (110,000)
Proceeds from sale of equipment                                                          --             --         47,440
                                                                                -----------    -----------    -----------
      Net cash used in investing activities                                            (117)          (874)      (278,689)
                                                                                -----------    -----------    -----------

CASH FLOWS FROM FINANCING ACTIVITIES
Loan proceeds                                                                            --         46,054
Loan principal repayments                                                                --        (66,990)
Loan principal repayments - related party                                                --       (134,265)
Proceeds from sale of stock                                                         128,000         40,000      5,941,035
                                                                                -----------    -----------    -----------
      Net cash provided by financing activities                                     128,000         40,000      5,785,834
                                                                                -----------    -----------    -----------

NET INCREASE (DECREASE) IN CASH                                                     (37,940)       (68,962)        76,114


Cash - Beginning of Period                                                          114,054        195,762             --
                                                                                -----------    -----------    -----------

Cash - End of Period                                                                 76,114    $   126,800    $    76,114
                                                                                ===========    ===========    -----------

SUPPLEMENTAL CASH FLOW INFORMATION
 Noncash investing and financing activities
  Issuance of 360,000 shares of common stock at
    $0.32 per share for marketing rights                                                       $   115,200    $   115,200


                     SUMMIT ENVIRONMENTAL CORPORATION, INC.
                       NOTES TO THE FINANCIAL STATEMENTS
                                  (Unaudited)

The balance sheet of Summit Environmental Corporation, Inc. (the "company"), at December 31, 2003 has been taken from the company's audited financial statements at that date. The balance sheet at March 31, 2004, the statement of operations for the three months ended March 31, 2004 and the three months ended March 31, 2003 and the period from August 14, 1997, to March 31, 2004, and the statement of cash flows for the three months ended March 31, 2004 and the three months ended March 31, 2003 and the period from August 14, 1997 to March 31, 2004 have been prepared by the company without audit. The financial statements have been prepared in conformity with generally accepted accounting principles and contain such adjustments as management feels are necessary to present fairly, in all material aspects, the financial position and results of operation of the company.

1.    SIGNIFICANT ACCOUNTING POLICIES

      Business Activity

      Summit Environmental Corporation, Inc. was organized in accordance with the Business Corporation Act of the State of Texas on February 2, 1998, for the purpose of merging (the "merger") with Summit Technologies, Inc., a Texas corporation. The company continued to exist as the surviving corporation under its present name pursuant to the provisions of the Texas Business Corporation Act. The merger was effected on December 2, 1998 as a tax-free reorganization accounted for as a pooling of interests.

      The company markets fire suppression materials, environmentally safe cleaning chemicals, and natural, botanical cosmetic products. The products are proprietary or are under exclusive license. Marketing efforts include "infomercials" and other television and radio promotion, videotapes, and personal demonstrations. Products are marketed domestically and internationally.

      Revenue Recognition

      Revenues from sales of materials and products are recorded at the time the goods are shipped or when title passes.

      Cash

      The company maintains cash balances at financial institutions located in Longview, Texas, which at times may exceed federally insured limits. The company has not experienced any losses in such accounts and believes it is not exposed to any significant credit risk on cash and cash equivalents.

      For purposes of the statement of cash flows, the company considers all highly liquid investments with a maturity of three months or less when purchased to be cash equivalents.

                     SUMMIT ENVIRONMENTAL CORPORATION, INC.
                       NOTES TO THE FINANCIAL STATEMENTS
                                  (Unaudited)

      Accounts Receivable

      The Company records accounts receivable at net realizable value. This value includes an appropriate allowance for estimated uncollectible accounts to reflect any loss anticipated on the accounts receivable balances and charged to the provision for doubtful accounts. The Company calculates this allowance based on historical of write-offs, level of past due accounts and relationships with and economic status of the customers.

      Inventory

      Inventory is recorded at the lower of cost or market, with the cost being determined by the first-in, first-out method.

      Intangible Assets

      Patents and licenses costs are recorded at cost. Amortization is computed on the straight-line method over the identifiable lives of the patent and licenses.

      Income Taxes

      Deferred income taxes are determined using the liability method under which deferred tax assets and liabilities are determined based upon differences between financial accounting and tax bases of assets and liabilities.

      Property and Equipment

      Depreciation and amortization are provided in amounts sufficient to relate the cost of depreciable assets to operations over their estimated service lives by the straight-line method.

      Leasehold improvements are amortized over the lives of the respective leases or the service lives of the improvements, whichever is shorter.

      Major repairs or replacements of property and equipment are capitalized. Maintenance, repairs and minor replacements are charged to operations as incurred.

      When units of property are retired or otherwise disposed of, their cost and related accumulated depreciation are removed from the accounts and any resulting gain or loss is included in operations.

                     SUMMIT ENVIRONMENTAL CORPORATION, INC.
                       NOTES TO THE FINANCIAL STATEMENTS
                                  (Unaudited)

      Property and Equipment (Continued)

      The  estimated   service  lives  used  in  determining   depreciation  and
      amortization are:

      Description                                     Estimated Service Life
      -----------                                     ----------------------

      Office furniture and equipment                      5-7 years
      Leasehold improvements                                4 years

      Advertising and Marketing

      Advertising and marketing costs are expensed as incurred, which totaled $2,419 and $2,275 for the first quarters of 2004 and 2003, respectively.

      Use of Estimates

      The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect certain reported amounts and disclosures. Accordingly, actual results could differ from those estimates.

      Per Share Information

      Per share information is based on the weighted average number of common stock and common stock equivalent shares outstanding. Only basic earnings per share are shown, as there are no dilutive items.

2.    PATENT

      On November 2, 1998, the company purchased via issuance of common stock and a note payable, patent rights and intellectual property to various fire suppression products for a purchase price of $2,375,000. This purchase required cash payments of $500,000 and 875,000 shares of common stock of the company to be issued and delivered to BioGenesis Enterprises, Inc.

3.    LICENSES

      Licenses for exclusive marketing rights to various products have been acquired for fees totaling $60,000 from a related party. The company is the manufacturer/supplier of the products.

                     SUMMIT ENVIRONMENTAL CORPORATION, INC.
                       NOTES TO THE FINANCIAL STATEMENTS
                                  (Unaudited)

      Worldwide exclusive marketing rights to BioRemediation Technology developed by Mohsen. C. Amiran, Ph.D. were acquired for stock in the amount of 360,000 shares and 180,000 warrants exercisable at $1 per share during the first quarter of 2003.

4.    LEASES

      The company is obligated under various operating leases for equipment, vehicles, and office and warehouse space. Rent expense for all operating leases was $17,456 and $15,657 for the first quarters of 2004 and 2003, respectively.

5.    COMMON STOCK

      Private Placement

      During the first quarter of 2004, 640,000 shares of common stock were sold in a private placement at $0.20 per share. Subsequent to March 31, 2004, the company sold 615,000 shares of common stock at $0.20 per share in a private placement and 1,000,000 shares of common stock at $0.50 per share in a private placement.

      Common Stock Options

      The sole director and stockholders approved the 1998 Stock Option Plan (the "Plan") of the company whereby, at the discretion of the directors or of a Stock Option Committee appointed by the board of directors, invited employees of the company or directors of the company or consultants to the company will have the option of subscribing to common shares of the company based on a price determined by the directors or Stock Option Committee. The number of shares subject to the Plan is 500,000.

      In February 2004, the board of directors adopted the 2004 Stock Option Plan. The number of shares subject to the 2004 Plan is 1,000,000.

      At March 31, 2004, there were 495,000 options to purchase shares of common stock outstanding pursuant to the Plan.

      Warrants

      During 2003 and 2002, the Company issued warrants to acquire 802,000 and 1,003,000 shares of common stock, respectively, for $0.25 per share through June 11, 2004 in connection with private placement offerings. There are 2,256,500 warrants outstanding at December 31, 2003, all of which are exercisable at $0.25 per share. During the first quarter of 2004, warrants were issued to acquire 640,000 shares of common stock for $0.50 per share through January 30, 2005 in connection with a private placement offering. Subsequent to March 31, 2004, the company issued 1,000,000 warrants to purchase shares at $1.00 per share, expiring May 7, 2005.

                     SUMMIT ENVIRONMENTAL CORPORATION, INC.
                       NOTES TO THE FINANCIAL STATEMENTS
                                  (Unaudited)

6.    RELATED PARTY TRANSACTIONS

      The following transactions occurred between the company and related parties:

      The  company   acquired  a  patent  from  BioGenesis   Enterprises,   Inc.
      (BioGenesis) on November 2, 1998 (see Note 2). The purchase agreement requires the company to pay BioGenesis a periodic royalty of $.50 per 16-oz. can of FirePower 911(TM), $0.35 per 1 Liter can of FirePower(TM) (formerly FirePower 911(TM)) and a negotiated percentage on large batch orders of FirePower(TM). One-half of all periodic royalty fees due to BioGenesis will be credited against the advance royalty fee (until fully recovered) and one-half will be paid to BioGenesis in cash on the 30th of each month based upon invoiced sales through the close of the preceding month. The company has prepaid royalties to BioGenesis totaling $511,859 as of both December 31, 2003 and March 31, 2004.

7.    CONCENTRATIONS

      Approximately 60 percent of the sales in the first quarter of 2004 were made to three customers and 60 percent of the sales in the first quarter of 2003 were made to three different customers.

8.    INCOME TAXES

      Deferred tax assets and liabilities are determined based on the differences between the financial statement and tax bases of assets and liabilities as measured by the currently enacted tax rates. Deferred tax expense or benefit is the result of the changes in deferred tax assets and liabilities.

      Deferred income taxes and liabilities arise principally from the temporary differences between financial statement and income tax recognition of depreciation and amortization, bad debts and net operating losses.

9.    AGREEMENTS

      On February 6, 2002, Summit executed a Distribution Agreement with 614575 Alberta Limited of Calgary, Alberta, Canada. Alberta Limited manufactures a series of home fire extinguishing systems which feature FlameOut(R) as part of each system. 614575 has changed their trade name to Just-in Case Fire Limited. Summit and Just-in Case Fire executed a bi-lateral exclusive agreement during the second quarter of 2002. The company sells FlameOut(R) to Just-in Case Fire exclusively for their mobile fire extinguishing systems. The company will receive a royalty on the sale of each unit for the granting of said exclusivity.

                     SUMMIT ENVIRONMENTAL CORPORATION, INC.
                       NOTES TO THE FINANCIAL STATEMENTS
                                  (Unaudited)

      In late January 2004, Summit finalized an agreement with BioCoP International B.V. for a blending facility in The Netherlands. This will allow for BioCoP to begin blending completed (finished) products from chemical concentrates that Summit will sell to BioCoP. The line of products will range from industrial or commercial products to consumer oriented products. In addition to the blending of finished chemical products, BioCoP will begin production of an aerosol product similar to FirePower(TM). In establishing the blending facilities, Summit will be paid royalties on all manufactured and produced goods. In addition, Summit will be a 25% partner in the Summit Products' sector of BioCoP International B.V. During December 2003 and January 2004, BioCoP made their initial presentations to contacts in The Netherlands, Germany and the Czech Republic. The scope of the entire agreement includes marketing in over fifty countries in Europe and Asia.

      On April 5, 2004, Summit executed a marketing services agreement with AMBIZ Associates, LLC, a company that provides marketing and other services to client companies. AMBIZ, operating as an outsource sales and marketing team, will assist Summit with developing marketing channels in mass retail, military and commercial aviation and with governmental agencies, for Summit's patented fire suppressant technology.

                                    PART II

ITEM 24.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

      The general corporation law of Texas and the bylaws of the Registrant provide certain indemnification rights for directors, officers and agents of the Registrant. These indemnification provisions are set forth in the Prospectus under "Indemnification."

ITEM 25.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

      The estimated expenses of this offering, other than brokers' commissions, are as follows:

                                                Estimated
               Item                                Amount
               ----                             ---------

      Registration fees                         $     373
      Transfer agent's fees                         2,130
      Printing                                      1,000
      Legal                                         4,000
      Accounting                                    2,000
      EDGAR provider fees                           4,000
                                                ---------
                                                $  13,503

      The Registrant will advance all the above expenses and send invoices to each selling security holder for his or its proportionate part of the expenses.

ITEM 26.  RECENT SALES OF UNREGISTERED SECURITIES

      In 2001 we sold 320,000 shares of our common stock for cash at $0.50 a share to accredited investors in an offering exempt from registration pursuant to Regulation D, Rule 506 of the Commission. We also issued 930,000 shares of our common stock for cash at $0.35 a share to persons that exercised stock purchase warrants they had acquired in 1999 and 2000. These purchasers were all accredited investors, and the offering was exempt from registration pursuant to Regulation D, Rule 506 of the Commission.

      During 2002 we issued 355,000 shares of our common stock to officers of the company at $0.25 a share for services rendered; 40,000 and 11,200 shares at $0.19 a share and $0.25 a share, respectively, for services rendered by outside companies; and 400,000 shares at $0.60 a share for advertising and marketing services to be rendered by an outside company. During 2002 we also issued 938,000 shares of common stock for cash at $0.25 a share with stock purchase warrants of one warrant a share purchased and 560,000 shares for cash at $0.50 a share with one stock purchase warrant for each two shares purchased. These purchasers were all accredited investors, and the offerings were exempt from registration pursuant to Regulation D, Rule 506 of the Commission.

      During 2003 we issued 210,000 shares of our common stock to officers of the company at the following prices per share for services rendered: 15,000 shares at $0.33 per share, 15,000 shares at $0.18 per share, 15,000 shares at $0.28 per share, 15,000 shares at $0.24 per share, 90,000 shares at $0.22 per share, and 60,000 shares at $0.22 per share. We issued 360,000 shares of our common stock at $0.32 per share and 180,000 purchase warrants exercisable at $1.00 per share to purchase the worldwide exclusive marketing rights to the BioRemediation Technology and 6,000 shares of our common stock at $0.33 per share and 44,000 shares at $0.30 per share for legal services. During 2003, we issued 290,000 shares of our common stock for cash at $0.25 per share. We sold 1,079,000 shares of common stock for cash at $0.20 per share with stock purchase warrants of one warrant per share purchased. We also issued 432,000 shares at $0.25 per share to persons that exercised stock purchase warrants they had acquired in previous stock purchases. These purchases were all accredited investors, and the offerings were exempt from registration pursuant to Regulation D, Rule 506 of the Commission.

                                    EXHIBITS

      The following exhibits are filed, by incorporation by reference, as part of this Form SB-2 Registration Statement:

2.1         -     Agreement of Merger of July 14, 1998, between Summit
                  Environmental Corporation, Inc. and Summit Technologies,
                  Inc.**

3.1         -     Articles of Incorporation of Summit Environmental Corporation,
                  Inc.*

3.1.1       -     Amendment to Articles of Incorporation of Summit Environmental
                  Corporation, Inc.**

3.2         -     Bylaws of Summit Environmental Corporation, Inc.*

5           -     Opinion of Thomas J. Kenan, Esquire, on the legality of the securities being registered.

10.1        -     1998 Stock Option Plan adopted by Summit Environmental
                  Corporation, Inc.*

10.3        -     Limited Exclusive Marketing Bilateral Agreement Between
                  Moonlighting Distribution Corporation-USA and Summit
                  Technologies, Inc. (Poder Sexual, Ultimate Stressex  and/or
                  Poder 24)*

10.4        -     Limited Exclusive Marketing Bilateral Agreement among B. Keith
                  Parker, individually and as Chairman of the Board and CEO of Moonlighting Distribution Corporation-USA, d/b/a Moonlighting
                  International, and Summit Technologies, Inc. (FireKare,
                  FIREPOWER 911(TM), Super Cold Fire, and FLAME OUT(R))*

10.6        -     Exclusive Marketing Bilateral Agreement between Moonlighting
                  Distribution Corporation-USA and Summit Technologies, Inc.
                  (Trim-Away)**

10.7        -     November 2, 1998 Amendment to April 27, 1998 Letter of Intent
                  between BioGenesis Enterprises, Inc. and Summit Technologies,
                  Inc., and April 27, 1998 Letter of Intent.***

10.8        -     2004 Stock Option Plan adopted by Summit Environmental
                  Corporation, Inc.+

23          -     Consent of Lane Gorman Trubitt, L.L.P. to be named as an
                  expert in the Registrant's Form 10-KSB for the fiscal year ended December 31, 2003, which is incorporated herein.

23.1        -     Consent of Thomas J. Kenan, Esquire, to the reference to him as an attorney who has passed upon certain information contained in the Registration Statement

            * Previously filed with Form SB-2; Commission File No. 333-48675 incorporated herein.
            ** Previously filed with Amendment No. 1 to Form SB-2; Commission File No. 333-48675 incorporated herein.
            *** Previously filed with Amendment No. 5 to Form SB-2; Commission File No. 333-48675 incorporated herein.
            + Previously filed with Form 10-KSB Annual Report FYE 12-31-03, Commission File No. 333-48675 incorporated herein.


                                  UNDERTAKINGS

      Summit Environmental Corporation, Inc. will:

      For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering; and

      File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

      Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the company pursuant to the foregoing provisions, or otherwise, the company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

      In the event that a claim for indemnification against such liabilities (other than the payment by the company of expenses incurred or paid by a director, officer or controlling person of the company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, in the city of Longview, state of Texas on May 19, 2004.


                                    SUMMIT ENVIRONMENTAL CORPORATION, INC.


                                    By    /s/ B. Keith Parker
                                          -------------------------------
                                          B. Keith Parker, Chief Executive
                                          Officer, and individually as a
                                          Director

In accordance with the requirements of the Securities Act of 1933, this registration statement was signed by the following persons in the capacities and on the dates stated:


                                    /s/ Chris Dellinges
Date:  May 19, 2004                 --------------------------------------------
                                    Chris Dellinges, Chief Financial Officer
                                    and Principal Accounting Officer



                                    /s/ Paula Parker
Date:  May 19, 2004                 --------------------------------------------
                                    Paula Parker, Vice President, Secretary, and
                                    Director



                                    /s/ Dean Haws
Date:  May 19, 2004                 --------------------------------------------
                                    Dean Haws, Director



                                    /s/ James J. Roach
Date:  May 19, 2004                 --------------------------------------------
                                    James J. Roach, Director



                                    /s/ Mohsen Amiran
Date:  May 19, 2004                 --------------------------------------------
                                    Mohsen Amiran, Director



                                    /s/ Thomas J. Kenan
Date:  May 19, 2004                 --------------------------------------------
                                    Thomas J. Kenan, Director



                                    /s/ Wilton Dennis Stripling
Date:  May 19, 2004                 --------------------------------------------
                                    Wilton Dennis Stripling, Director

PROSPECTUS DELIVERY OBLIGATION. ALL DEALERS OR BROKERS THAT EFFECT TRANSACTIONS IN THESE SECURITIES FOR THE SELLING SECURITY HOLDERS ARE REQUIRED TO DELIVER A PROSPECTUS.

                       SUMMIT ENVIRONMENTAL CORPORATION, INC.

                           Commission File No. 333-115427

                                   EXHIBIT INDEX
                   POST-EFFECTIVE AMENDMENT NO. 1 TO FORM SB-2



Exhibit                                         Item

2.1         -     Agreement of Merger of July 14, 1998, between Summit
                  Environmental Corporation, Inc. and Summit Technologies,
                  Inc.**

3.1         -     Articles of Incorporation of Summit Environmental Corporation,
                  Inc.*

3.1.1       -     Amendment to Articles of Incorporation of Summit Environmental
                  Corporation, Inc.**

3.2         -     Bylaws of Summit Environmental Corporation, Inc.*

5           -     Opinion of Thomas J. Kenan, Esquire, on the legality of the securities being registered.

10.1        -     1998 Stock Option Plan adopted by Summit Environmental
                  Corporation, Inc.*

10.3        -     Limited Exclusive Marketing Bilateral Agreement Between
                  Moonlighting Distribution Corporation-USA and Summit
                  Technologies, Inc. (Poder Sexual, Ultimate Stressex  and/or
                  Poder 24)*

10.4        -     Limited Exclusive Marketing Bilateral Agreement among B. Keith
                  Parker, individually and as Chairman of the Board and CEO of Moonlighting Distribution Corporation-USA, d/b/a Moonlighting
                  International, and Summit Technologies, Inc. (FireKare,
                  FIREPOWER 911(TM), Super Cold Fire, and FLAME OUT(R))*

10.6        -     Exclusive Marketing Bilateral Agreement between Moonlighting
                  Distribution Corporation-USA and Summit Technologies, Inc.
                  (Trim-Away)**

10.7        -     November 2, 1998 Amendment to April 27, 1998 Letter of Intent
                  between BioGenesis Enterprises, Inc. and Summit Technologies,
                  Inc., and April 27, 1998 Letter of Intent.***

10.8        -     2004 Stock Option Plan adopted by Summit Environmental
                  Corporation, Inc.+

23          -     Consent of Lane Gorman Trubitt, L.L.P. to be named as an
                  expert in the Registrant's Form 10-KSB for the fiscal year ended December 31, 2003, which is incorporated herein.

23.1        -     Consent of Thomas J. Kenan, Esquire, to the reference to him as an attorney who has passed upon certain information contained in the Registration Statement

            * Previously filed with Form SB-2; Commission File No. 333-48675 incorporated herein.
            ** Previously filed with Amendment No. 1 to Form SB-2; Commission File No. 333-48675 incorporated herein.
            *** Previously filed with Amendment No. 5 to Form SB-2; Commission File No. 333-48675 incorporated herein.
            + Previously filed with Form 10-KSB Annual Report FYE 12-31-03, Commission File No. 333-48675 incorporated herein.

                                       2